Exhibit 99.1

July 23, 2024

Dear Fellow Stockholders:

On behalf of our Board of Directors, I cordially invite you to participate in the Special Meeting of Stockholders of KLDiscovery Inc. (the “Special Meeting”).

We will hold the Special Meeting on Monday, August 12, 2024, at 10:30 a.m., EDT in a virtual only format, which will be conducted via live audio webcast. Stockholders will have an equal opportunity to participate at the Special Meeting online regardless of their geographic location. You will not be able to attend or participate in the Special Meeting in person. Additional information regarding how to participate in the Special Meeting and vote your shares can be found in the attached Proxy Statement.

The attached Notice of Special Meeting and Proxy Statement describes in detail the matter to be considered by the stockholders at the Special Meeting and the procedures for participating and voting at the virtual meeting.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES SO THAT YOU ARE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER OR NOT YOU ARE ABLE TO PARTICIPATE IN THE SPECIAL MEETING.

We urge you to vote promptly, even if you plan to participate in the Special Meeting. Voting in advance of the Special Meeting does not deprive you of your right to participate in the Special Meeting or change your vote.

Thank you for your continued support of KLDiscovery and we look forward to your participation in the Special Meeting.

Sincerely,

Lawrence Prior III
Chair of the Board of Directors

KLDISCOVERY INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE

HELD ON AUGUST 12, 2024

A special meeting of stockholders of KLDiscovery Inc., a Delaware corporation (the “Company”), will be held virtually on Monday, August 12, 2024, at 10:30 a.m., EDT (the “Special Meeting”). Stockholders of record may be deemed to be present and vote at the Special Meeting via the Internet at www.virtualshareholdermeeting.com/KLDI2024SM by using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow).

The Special Meeting is being called for stockholders to approve an amendment and restatement of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, to, among other things, (i) increase the authorized number of shares of common stock, separate the common stock into three classes, and reclassify the Company’s existing common stock into Class A common stock, par value $0.0001 per share, which will be identical in all material respects to the existing common stock, (ii) provide that the management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors of the Company and shall be conducted in accordance with the New Bylaws and, prior to the termination thereof, the New Stockholders Agreement (each as defined in the accompanying Proxy Statement), (iii) declassify the Board of Directors, (iv) permit stockholders to act by written consent and (v) make other updates and technical, clarifying and conforming changes, each as set forth in greater detail in the accompanying Proxy Statement. The proposed amendment and restatement of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, is more fully described in the accompanying Proxy Statement.

Our Board of Directors has fixed the close of business on Wednesday, July 3, 2024, as the record date (the “Record Date”) for the Special Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to receive notice of, and to vote at, the Special Meeting. Further information regarding voting rights and the matter to be voted upon is presented in the accompanying Proxy Statement. A list of the names of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for 10 days before the Special Meeting for any purpose germane to the Special Meeting at www.proxyvote.com. Such list will also be available during the virtual Special Meeting for examination by any stockholder at www.virtualshareholdermeeting.com/KLDI2024SM.

Your vote is important to us. We encourage you to read the Proxy Statement and then vote by Internet, by phone or by signing, completing and returning your proxy card or, if you are a beneficial owner of shares registered in the name of your broker, bank or other agent or nominee, by following the voting instructions provided by your broker, bank or other agent or nominee, to ensure that your vote is counted. Sending in your proxy card or voting instruction card will not prevent you from participating in and voting your shares at the Special Meeting if you desire to do so.

By Order of the Board of Directors,

Andy Southam

General Counsel and Secretary

Eden Prairie, Minnesota

July 23, 2024

ii

TABLE OF CONTENTS

LETTER TO STOCKHOLDERS	i
NOTICE OF SPECIAL MEETING	ii
SUMMARY	1
PROPOSAL: APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF KLDISCOVERY INC.	7
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
TRANSACTION SUMMARY	17
GENERAL INFORMATION ABOUT THE SPECIAL MEETING	39
APPENDICES
Annex A: Third Amended and Restated Certificate of Incorporation of KLDiscovery Inc.
Annex B: Marked Certificate of Incorporation of KLDiscovery Inc.
Annex C: Fairness Opinion

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MONDAY, AUGUST 12, 2024

The Proxy Statement is available at: www.proxyvote.com.

To view this material, you must have available the 16-digit control number located on your proxy card or, if your shares are held in the name of a broker, bank or other nominee, on the voting instruction form.

iii

SUMMARY

On July 3, 2024, KLDiscovery Inc. and its direct and indirect affiliated entities entered into a Transaction Support Agreement (including the exhibits, term sheets and schedules thereto, the “TSA”) with the holders of the Company’s convertible debentures due 2025 (the “Debentures”), the Company’s term loan lenders and revolving credit facility lender and holders of over 63% of the Company’s outstanding shares of common stock, par value $0.0001 (all parties to the TSA other than the Company, collectively, the “Consenting Stakeholders”). The TSA contemplates a series of transactions (collectively, the “Transaction”) that will effectuate a financial restructuring of the Company’s capital structure and indebtedness.

The discussion below summarizes certain of the information set forth in this Proxy Statement. We encourage you to carefully read this entire Proxy Statement, its appendices and the documents referred to herein. Unless the context requires otherwise, the terms “the Company,” “we,” “our” and “us” refer to KLDiscovery Inc. and its consolidated subsidiaries, taken as a whole.

Background

In December 2019, LD Topco, Inc. (“LD Topco”) merged with a subsidiary of Pivotal Acquisition Corp., a special purpose acquisition company, to form the Company (the “Merger”). Immediately following the Merger, the Company’s indebtedness consisted of approximately $200.0 million of Debentures and approximately $300.0 million outstanding under a senior secured credit agreement.

On February 8, 2021, the Company and certain of its subsidiaries entered into a new senior secured credit agreement to repay in full all amounts outstanding under the prior credit agreement. The new senior secured credit agreement (as amended prior to the date hereof, the “2021 Credit Agreement” and the lenders thereunder, the “Secured Lenders”) provided for, among other things, a $300.0 million term loan (the “Term Loan” and the lenders thereunder, the “Term Loan Lenders”) and a $40.0 million revolving credit facility with a letter of credit sublimit of $10.0 million (the “Revolver” and the lender thereunder, the “Revolver Lender”). The Term Loan and Revolver were each scheduled to mature on February 8, 2026, unless the Debentures were outstanding six months prior to the then-applicable December 19, 2024 maturity date thereof, in which case, all amounts outstanding under the 2021 Credit Agreement would mature on June 19, 2024.

As of March 31, 2024, the most recent balance sheet date disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), the Company had total debt of $569.6 million, including balances of $263.6 million under the Debentures, $291.0 million under the Term Loan and $15.0 million under the Revolver, and, as disclosed in the Company’s SEC filings, the Company did not have the cash on hand or expect to generate sufficient liquidity from future cash flows to repay the Debentures by June 19, 2024. As a result, there was doubt regarding the Company’s ability to continue as a going concern because the Company might not be able to refinance this debt on favorable terms and conditions, or at all. Most recently, on July 2, 2024, the Company and the Debenture Holders (as defined below) agreed to extend the maturity date of the Debentures to January 10, 2025, which was automatically extended further to July 10, 2025 upon the entry into the TSA. As a result, the 2021 Credit Agreement’s springing maturity date is currently January 10, 2025. If the TSA is terminated, the Debentures will mature 195 days following the date of termination, and, as a result, the 2021 Credit Agreement’s springing maturity date will be approximately 15 days following the date of such termination of the TSA.

In light of the Company’s level of indebtedness and doubt about its ability to continue as a going concern, the Company has negotiated the Transaction with the Company’s key stakeholders, including the Debenture Holders, Secured Lenders and certain equity holders. The Company believes that the Transaction will meaningfully reduce the Company’s overall debt, successfully eliminate the near-term 2021 Credit Agreement springing maturity concern and maintain the Company’s going concern value by deleveraging the business and minimizing the risk of disruption to the Company’s business operations, all in a manner more favorable to existing stockholders compared to other potential alternatives.

In order to implement the Transaction, the Company must amend and restate its Second Amended and Restated Certificate of Incorporation, as amended (the “Current Certificate”), which is the subject of the proposal to be voted upon at the Special Meeting (the “Proposal”). Stockholders are not being asked to vote on, nor do they have a right to vote on, the Transaction or any of its components other than with respect to the Proposal.

The Special Meeting

The Special Meeting will be held virtually on Monday, August 12, 2024, at 10:30 a.m., EDT. Only stockholders of record at the close of business on Wednesday, July 3, 2024 (the “Record Date”), will be entitled to receive notice of, and to vote at, the Special Meeting.

For additional information about the Special Meeting, see “Questions and Answers about the Special Meeting.”

Proposal to be Voted Upon

This Proxy Statement is being provided to the Company’s stockholders in connection with the solicitation of proxies in respect of the Proposal to approve the Third Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Annex A (the “New Certificate”). Among other things, the New Certificate amends the Current Certificate to:

•
increase the authorized number of shares of all classes of common stock from 200,000,000 to 4,500,000,000, and separate the Company’s common stock into three classes as follows:
o
2,500,000,000 authorized shares of Class A common stock, par value $0.0001 per share, which will be identical in all material respects to the existing common stock,
o
1,000,000,000 authorized shares of Class B-1 common stock, par value $0.0001 per share, which will generally entitle holders thereof to all economic and voting rights granted to holders of Class A common stock other than the right to vote on the election, removal or replacement of directors of the Company, and
o
1,000,000,000 authorized shares of Class B-2 common stock, par value $0.0000001 per share, which will entitle the holders thereof to the right to vote on the election, removal or replacement of directors of the Company and to receive an annual aggregate cash dividend of CAD$10,000 (grossed up by the amount of any withholding or similar tax required by law to be imposed on such dividend), but generally does not carry any of the other economic or voting rights granted to holders of Class A common stock;
•
reclassify the existing common stock into Class A common stock;
•
provide that the management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors of the Company (the “Board of Directors” or the “Board”) and shall be conducted in accordance with the New Bylaws and, prior to the termination thereof, the New Stockholders Agreement (each as defined below);
•
declassify the Board of Directors; and
•
permit action by stockholder written consent in lieu of a meeting thereof.

The New Certificate also incorporates various other updates and technical, clarifying and conforming changes.

A more detailed discussion of the changes being effected to the Current Certificate by the New Certificate is set forth in “Proposal: Approval of Amendment and Restatement of the Second Amended and Restated Certificate of Incorporation, as Amended.”

As a result of the reclassification of the existing common stock in the New Certificate, upon the effectiveness thereof, each issued and outstanding share of existing common stock of the Company shall automatically be, without any further action on the part of the Company or any holder thereof, reclassified and changed into one validly issued, fully paid and nonassessable share of Class A common stock.

The Board of Directors recommends that stockholders vote “FOR” the approval of the Proposal.

Stockholders are not being asked to vote on, nor do they have a right to vote on, the Transaction or any of its components other than with respect to the Proposal.

Required Vote

The affirmative vote of holders of a majority of the outstanding shares of common stock as of the Record Date is required to approve the New Certificate. See “General Information about the Special Meeting—Questions and Answers about the Special Meeting—What vote is required to approve the Proposal?” for information regarding how votes are counted, including the treatment of abstentions and broker non-votes.

The Consenting Stakeholders collectively hold over 63% of our outstanding shares of common stock as of the Record Date and each has agreed in the TSA to support the Transaction, which includes voting “for” the Proposal. The vote of the Consenting Stakeholders will be sufficient to satisfy the quorum and voting requirements necessary to approve the Proposal and, as a result, we expect the Proposal to be approved at the Special Meeting.

The Transaction

The Transaction provides for, among other things, a Debenture equitization transaction (the “Debenture Equitization”), the amendment of the 2021 Credit Agreement (the “Amended Credit Agreement”), a new money second lien investment of $50.0 million by the Debenture Holders (the “New Capital Financing”) and a mutual release of claims among the Consenting Stakeholders and the Company (the “Mutual Release”). The Transaction also contemplates a slate of new governance documents to be entered into and/or become effective as of the consummation of the Transaction (the “Closing”), including the New Certificate. The TSA may be terminated in its entirety or with respect to certain Company Stakeholders upon the occurrence of certain events as described therein.

The Closing is expected to occur promptly after all conditions to the Closing are satisfied or, to the extent permitted by applicable law, waived (the date on which the Transaction is consummated, the “Closing Date”). The outside date for the Closing Date is August 16, 2024, or, if needed to facilitate a required regulatory approval, September 30, 2024, subject to two consecutive 60-day extensions if additional time is needed to facilitate the required regulatory approval.

Stockholders are not being asked to, nor do they have a right to, vote on the Transaction or any of its components described below other than with respect to the Proposal.

Set forth below is a high-level summary of certain components of the Transaction. For a more detailed discussion of the Transaction, including the underlying agreements and related matters, see “Transaction Summary.”

Consenting Stakeholders

The Consenting Stakeholders party, along with the Company, to one or more components of the Transaction consist of the following:

•
Carlyle – certain affiliates of The Carlyle Group, Inc.
•
Company Parties – the Company together with its direct and indirect affiliated entities
•
Consenting Equity Holders – Carlyle, Pivotal SPAC Funding LLC, Christopher Weiler and other stockholders party to the TSA, collectively
•
Debenture Holders – an affiliate of Ontario Teachers’ Pension Plan Board (“OTPP”) and certain affiliates of MGG Investment Group LP (“MGG”), collectively
•
Secured Lenders – the Revolver Lender and Term Loan Lenders together

Transaction Documentation

The terms of the Transaction are, or at Closing will be, reflected in one or more of the following documents (collectively, the “Transaction Documents”):

•
Transaction Support Agreement – the TSA binds the Company and the Consenting Stakeholders and sets forth the negotiated terms of the Transaction;
•
Exchange Agreement – the Exchange Agreement formally effectuates the Debenture Equitization, providing for the exchange of the Debentures for newly issued shares of Company common stock;

•
New Financing Arrangements – the Amended Credit Agreement and the agreement providing for the New Capital Financing (the “Second Lien Credit Agreement”);
•
Mutual Release Agreement – the Mutual Release provides for mutual releases between the Company and the Consenting Stakeholders of certain claims related to management, ownership or operation of the Company, transactions in Company securities and other Transaction-related matters;
•
Management Incentive Plan (“MIP”) – a pool of shares of Company common stock will be reserved exclusively for issuance to management employees under the MIP, with awards of restricted stock units (“RSUs”) for two-thirds of this share reserve to be issued pursuant to the initial grants under the MIP; and
•
Corporate Governance Documents – the Transaction contemplates a new slate of governance documents that will be entered into and/or become effective at the Closing, including:
o
the New Certificate (subject to stockholder approval of the Proposal);
o
an amendment and restatement of the Company’s Amended and Restated Bylaws (the “New Bylaws”); and
o
a new stockholders’ agreement (the “New Stockholders Agreement”) among the Company, the Debenture Holders and certain affiliates of the Debenture Holders (the “Major Stockholders”) addressing, among other things, the composition of the Board and Major Stockholder rights regarding director designation, consent to certain corporate actions and restrictions on transferability of the shares held by the Major Stockholders.

Primary Components of the Transaction

Set forth below is a summary of certain significant components of the Transaction.

Debenture Equitization and Treatment of Existing Equity

The Debenture Equitization will be effected pursuant to the Exchange Agreement. The principal terms of the Debenture Equitization are as follows:

•
Treatment of Debentures – the Debentures will be exchanged for newly issued shares of Company common stock representing 96% of (1) the shares of Company common stock outstanding immediately following the Closing (including Contingent Shares (as defined below) issued immediately prior to the Closing) and (2) time-based RSUs outstanding immediately following the Closing, subject to dilution by the MIP. If warrants to purchase Company common stock outstanding immediately following the Closing are exercised after Closing, or other adjustments to Company equity securities outstanding immediately following the Closing are made after Closing, equitable adjustments agreed to by the Company and the Debenture Holders shall be made to the shares of Company common stock issued to the Debenture Holders;
•
Treatment of Existing Common Stock – Existing equity holders will hold 4% of (1) the shares of Company common stock outstanding immediately following the Closing (including Contingent Shares issued immediately prior to the Closing) and (2) time-based RSUs outstanding immediately following the Closing, subject to dilution by the MIP and outstanding warrants to purchase common stock;
•
Treatment of Other Existing Equity –
o
under-water options to purchase common stock and performance-based RSUs (but not time-based RSUs) granted under the Company’s equity incentive plans will be cancelled effective as of the Closing; and
o
warrants to purchase shares of common stock outstanding immediately prior to the Closing will remain outstanding following the Closing on the same terms, except that they will be exercisable for shares of Class A common stock of the Company.

Amended Credit Agreement

At the Closing, the 2021 Credit Agreement will be amended on the terms set forth in the term sheet attached as Annex A to the Transaction Term Sheet attached as Exhibit A to the TSA (the “Credit Agreement Term Sheet”). The Amended Credit Agreement, among other things, will extend the maturity date of the Term Loan by 18 months to

August 9, 2027 and increase the interest rates applicable to borrowings by 1.00%. The Amended Credit Agreement will also amend certain covenants in the 2021 Credit Agreement, including:

•
a temporary holiday on testing the leverage covenant until the first quarter of 2025, at which time the covenant will be 8.50 to 1.00 (as compared to the current 7.00 to 1.00), stepping back down to 7.00 to 1.00 as of the fourth quarter of 2025 and for each quarter thereafter;
•
adding a minimum liquidity covenant which will be tested monthly and require liquidity of at least $5.0 million from July 31, 2024 through February 28, 2025; and
•
restricting prepayments of the Term Loan so long as there are any amounts outstanding under the Revolver (including required prepayment of the Revolver prior to required payments of the Term Loan at any time an event of default exists).

The Term Loan Lenders will also have the right to appoint one observer to the Board.

New Capital Financing

The Second Lien Credit Agreement will be entered into at the Closing and it will have the terms set forth in the term sheet attached as Annex B to the Transaction Term Sheet attached as Exhibit A to the TSA (the “Second Lien Credit Agreement Term Sheet”). The Second Lien Credit Agreement will provide for an initial aggregate borrowing of $50.0 million at Closing and up to an additional $50.0 million post-Closing if agreed to by the Company and the Debenture Holders. The Second Lien Credit Agreement will require that the proceeds, less Transaction fees, be used to prepay amounts outstanding under the 2021 Credit Agreement. The New Capital Financing will bear interest at a rate of 17% per annum, payable in kind only, on a quarterly basis, and provide for a make-whole payment that would provide a two times return of principal upon a prepayment. The Second Lien Credit Agreement will mature on the later of November 8, 2027 and six months following the maturity date of the Term Loan under the Amended Credit Agreement. Outstanding borrowings will be secured on a second-lien basis by the collateral securing the Amended Credit Agreement.

Mutual Release

The Mutual Release will be entered into at the Closing and will include customary mutual releases provided by the parties to the Mutual Release in favor of the Company, the Consenting Stakeholders and their respective related parties of any claims arising before or on the Closing Date relating to any act or omission, agreement or event existing prior to the Closing in connection with the management, ownership, or operation of the Company, transactions in Company securities and other matters related to the TSA and the Transaction Documents. These releases are subject to customary exceptions.

Special Committee and Board Approval of the Transaction

After due and proper consideration of various factors, the Special Review Committee of the Board of Directors comprised of independent directors (the “Special Committee”) approved the Transaction, subject to the Board of Directors’ approval of the matters required by law to be approved by the Board, and recommended that the Board approve the New Certificate and recommend the approval and adoption of the New Certificate by the Company’s stockholders. Following the Special Committee’s action, the Board of Directors, among other things: confirmed its agreement with the Special Committee’s approval of the Transaction; to the extent required by law, adopted and approved the Transaction; approved the New Certificate and the submission of the Proposal to the Company’s stockholders for approval at the Special Meeting; and recommended that the Company's stockholders vote in favor of the Proposal. Kevin Griffin, a Company director who is affiliated with MGG, recused himself from the Board of Directors’ action.

Opinion of Ducera as Financial Advisor to the Special Committee

At the meeting of the Special Committee on July 3, 2024, Ducera Securities LLC (“Ducera”) delivered its oral opinion to the Special Committee, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the Transaction was fair, from a financial point of view, to the Company.

The full text of the written opinion of Ducera, dated as of July 3, 2024, is attached as Annex C to this Proxy Statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications, conditions and limitations on the scope of the review undertaken by Ducera in rendering its opinion. Ducera’s opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the Transaction to the Company. It does not constitute a recommendation to the Special Committee or to any other persons in respect of the Transaction, including as to how any holder of Company common stock should vote or act in respect of the Transaction.

For a further discussion of Ducera’s opinion, see the section entitled “Transaction Summary — Opinion of Ducera as Financial Advisor to the Special Committee” and Annex C.

Interests of the Company’s Directors and Executive Officers in the Transaction

In considering the Proposal, you should be aware that certain of the Company’s directors and executive officers may have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among others:

•
The issuance, immediately prior to the Closing, to certain directors and executive officers of shares of Company common stock in accordance with the terms of contingent consideration issued to stockholders of the Company in connection with the Merger;
•
The benefits of the releases to be provided under the Mutual Release Agreement;
•
Vesting of certain time-based RSUs held by the Company’s executive officers; and
•
Awards to be issued under the MIP to the Company's executive officers.

The Special Committee and the Board were aware of these interests and considered them, among other matters, prior to making their respective determinations, as applicable, to approve the Transaction and recommend to the Company’s stockholders that they adopt the New Certificate by approving the Proposal. For more information, see the section entitled “Transaction Summary—Interests of the Company’s Directors and Executive Officers in the Transaction.”

PROPOSAL:

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF KLDISCOVERY INC.

General

The Board has recommended and is seeking stockholder approval of the amendment and restatement of the Current Certificate, as reflected in the New Certificate. Stockholders are not being asked to, nor do they have a right to, vote on the Transaction or any of its components other than in respect of the Proposal.

Among other things, the New Certificate amends the Current Certificate as follows:

•
The number of authorized shares of all classes of common stock of the Company will be increased from 200,000,000 to 4,500,000,000.
•
The authorized shares of existing Company common stock will be separated into three classes of common stock as follows:
o
2,500,000,000 authorized shares of Class A common stock, which will be identical in all material respects to the existing Company common stock;
o
1,000,000,000 authorized shares of Class B-1 common stock, which will generally entitle holders thereof to all economic and voting rights granted to holders of Class A common stock other than the right to vote on the election, removal or replacement of directors; and
o
1,000,000,000 authorized shares of Class B-2 common stock, which will entitle the holders thereof to the right to vote on the election, removal or replacement of directors and to an annual cash dividend, but generally will have none of the other economic or voting rights granted to holders of Class A common stock.
•
The existing common stock will be reclassified into Class A common stock.
•
The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors and shall be conducted in accordance with the New Bylaws and, prior to the termination thereof, the New Stockholders Agreement.
•
The Board will be declassified.
•
Stockholders will be entitled to act by written consent in lieu of a meeting thereof.

The New Certificate also incorporates various other updates and other technical, clarifying and conforming changes.

The Board believes that the approval of the New Certificate is desirable and in the best interests of the Company and its stockholders. As a result, the Board recommends that stockholders vote “FOR” the approval of the Proposal.

Amendments Effected by the New Certificate

The description of the proposed amendments to the Current Certificate set forth below is qualified in its entirety by reference to the complete text of the New Certificate, a copy of which is attached as Annex A to this Proxy Statement and incorporated herein by reference. Annex B to this Proxy Statement contains a copy of the Current Certificate that has been (1) revised to incorporate the amendment to the Current Certificate filed with the Office of the Secretary of State of the State of Delaware on June 17, 2024 and (2) marked to show the changes that will be made to the Current Certificate by the New Certificate.

Capital Stock

The New Certificate authorizes a total of 4,501,000,000 shares of capital stock. The number of authorized shares of all classes of common stock of the Company will be increased from 200,000,000 to 4,500,000,000, including 2,500,000,000 shares of Class A common stock, par value $0.0001 per share, 1,000,000,000 shares of Class B-1 common stock, par value $0.0001 per share, and 1,000,000,000 shares of Class B-2 common stock, par value

$0.0000001 per share. The New Certificate also authorizes 1,000,000 shares of preferred stock, par value $0.0001 per share, which is consistent with the Current Certificate.

The establishment of the Class B-1 common stock and Class B-2 common stock is necessary to facilitate OTPP’s compliance with certain regulations under the Pension Benefits Act Regulations (Ontario) that restrict OTPP from directly or indirectly investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of the corporation.

As a result of the reclassification of the existing common stock effected pursuant to the New Certificate, each issued and outstanding share of Company common stock will automatically, without any further action on the part of the Company or any holder of common stock, be reclassified and changed into one validly issued, fully paid and nonassessable share of Class A common stock. Following the reclassification, shares of common stock will be uncertificated. At the Closing, the Company will issue OTPP a combination of Class A common stock and Class B-1 common stock such that, following the Closing, OTPP holds (i) Class A common stock representing no more than 30% of the total number of shares of Class A common stock and Class B-2 common stock then outstanding, and (ii) the remainder of its ownership in shares of Class B-1 common stock. A third party designated by OTPP (the “OTPP Designee”) will be issued a number of shares of Class B-2 common stock equal to the number of shares of Class B 1 common stock issued to OTPP at the Closing. The Company does not expect that there will be any holders of Class B-1 common stock and Class B-2 common stock as of the Closing other than OTPP and the OTPP Designee, respectively.

Voting Rights

Each share of new common stock will entitle the holder thereof to one vote on all matters submitted to a vote at a meeting of stockholders or in connection with any stockholder action taken by written consent, with such voting to occur together as a single class, subject to the following:

•
Holders of Class B-1 common stock will not be entitled to vote on the election, removal or replacement of directors; and
•
Class B-2 common stock will have no voting rights except on the election, removal or replacement of directors.

Additionally, under certain circumstances, Delaware law may require a separate class vote for holders of common stock. For example, Delaware law could require holders of our Class A, Class B-1 or Class B-2 common stock to vote separately if we were to seek to amend the New Certificate to increase or decrease the par value of a class of common stock. A separate class vote may also be required under Delaware law if we were to seek to amend the New Certificate in a manner that alters or changes the powers, preferences or special rights of a class of our common stock so as to affect them adversely.

Dividends

Subject to the rights, if any, of the holders of any preferred stock, holders of Class A common stock and Class B-1 common stock will be entitled to receive dividends when, as and if declared by the Board of Directors on an equal, identical pro-rata basis. Holders of Class B-2 common stock will be entitled to an aggregate annual dividend of CAD$10,000 (grossed up by the amount of any withholding or similar tax required by law to be imposed on such dividend) but will not participate in or have a right to receive any other dividends declared on the Company common stock.

Liquidation Rights

Upon liquidation, dissolution or winding up of the Company, subject to the rights, if any, of the holders of any preferred stock, the holders of Class B-2 common stock shall be entitled to an amount per share equal to the sum of any unpaid dividends accrued on such share and the par value of each such share of Class B-2 common stock. Following satisfaction of the liquidation preference of the holders of Class B-2 common stock, holders of Class A and Class B-1 common stock shall be entitled to receive any remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares held by them. Holders of Class B-2 common stock shall not be entitled to receive anything in this second distribution.

Conversion Rights

Shares of Class A common stock will be convertible by the holder thereof at any time into an equal number of shares of Class B-1 common stock and an equal number of shares of Class B-2 common stock if, at such time, such holder of Class A common stock is the record owner of shares of Class B-1 common stock or Class B-2 common stock. Shares of Class B-1 common stock will be convertible at any time by the holder thereof into an equal number of shares of Class A common stock if, contemporaneously with such conversion, an equal number of shares of Class B-2 common stock are redeemed by the Company for nominal consideration.

Business and Affairs of the Company

The New Certificate will provide that the management of the business and the conduct of the affairs of the Company is vested in the Board of Directors and will be conducted in accordance with the New Bylaws and, prior to the termination of the New Stockholders Agreement, the New Stockholders Agreement. The New Certificate also provides that, notwithstanding anything in the New Certificate to the contrary, prior to the termination of the New Stockholders Agreement, the Company may not engage in any act or activity that would breach the New Stockholders Agreement and any such act or activity shall be void ab initio unless such act or activity is approved, or ratified after such act or activity occurs, by the consent of the Major Stockholders.

Board Classification

The Current Certificate classifies the Board into three classes of directors, with each class serving a term of three years. The New Certificate will declassify the Board, with each director serving a term of one year. The New Certificate provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by stockholders and not by directors.

Action by Written Consent

The Current Certificate does not permit the Company’s stockholders to take action by written consent in lieu of a meeting. The New Certificate provides that any action that is required or permitted to be taken by the Company’s stockholders at any annual or special meeting of stockholders may be effected by written consent in lieu of a meeting of stockholders.

Corporate Opportunities

The New Certificate will exempt each Major Stockholder and its affiliates, successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Company (collectively, the “Exempted Persons”), from the doctrine of corporate opportunity, or any other analogous doctrine. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from and shall not be liable to the Company or its stockholders for breach of any fiduciary duty solely by engaging, directly or indirectly, in the same or similar business activities as the Company or in business with a competitor of the Company or otherwise competing with the Company. In addition, the New Certificate will provide that a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy. The Current Certificate has a similar provision in favor of Carlyle, Pivotal Acquisition Holdings LLC and certain other holders of Company common stock.

Purpose and Effects of the Proposal

Share Authorization Increase and Reclassification of Common Stock

The increase in the number of authorized shares of Company common stock and the reclassification of the common stock are necessary to effect the Transaction, including the Debenture Equitization.

If our stockholders do not approve the Proposal, the authorized number of shares of our common stock would remain at 200,000,000 shares and we would not have a sufficient number of shares of common stock to effect the Debenture Equitization pursuant to the Exchange Agreement. Other than the issuance of shares of common stock in the Debenture Equitization, the establishment of the MIP, the Company’s obligations to issue shares of common stock in respect of Contingent Shares and upon the vesting of RSUs or the exercise of existing warrants and options, and the potential establishment of one or more new equity incentive plans to provide incentive compensation to the Company's employees and non-employee directors (the terms of which have not yet been decided), the Board has no other immediate plans, understandings, agreements, or commitments to issue shares of our common stock for any purposes.

We could use the remaining additional shares of authorized common stock not issued at Closing for potential strategic transactions including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments, although we have no present plans to do so. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of our common stock. In addition, we could use the additional shares of common stock to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the Board’s approval of the proposed amendments to the Current Certificate to increase the number of authorized shares of common stock from 200,000,000 shares to 4,500,000,000 shares was in connection with the Transaction and was not prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that the increase in the number of authorized shares of our common stock could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. Stockholders should also be aware that we may use our shares of authorized preferred stock (the number of which is not increased in the New Certificate) to facilitate our efforts in this regard.

The additional shares of authorized common stock will have the rights as described above and as more fully set forth in the form of New Certificate attached hereto. Our issuance of shares of common stock in the Debenture Equitization will, and subsequent issuances of additional shares of common stock may, result in substantial dilution (e.g., voting rights, earnings per share, and book value per share) to our existing stockholders, and such subsequent issuances may not require subsequent stockholder approval.

The separation of the common stock into Class A, Class B-1 and Class B-2 as described above is necessary to facilitate compliance by OTPP, a Debenture Holder receiving shares of common stock in the Debenture Equitization, with certain regulations under the Pension Benefits Act Regulations (Ontario). We do not expect this separation to impact the Company’s stockholders other than OTPP and the OTPP Designee.

The Company has not historically paid dividends to stockholders. Although the Board reserves the right to change the Company’s dividend policy in the future, the Board does not currently anticipate that increasing the number of authorized shares of common stock will result in a change to the Company’s dividend policy (other than with respect to the annual dividend required to be paid to the holders of Class B-2 common stock).

Declassification of the Board

The New Certificate will declassify the Board by eliminating the Class I, II and III director designations and the three-year terms of office for each director provided in the Current Certificate. Instead, each director will be elected for a term of one year and hold office until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. The declassification of the Board is necessary to facilitate the director designation rights in the New Stockholders Agreement. We expect that all of the current members of the Board of Directors will resign, effective as of immediately prior to the Closing, and Messrs. Griffin and Weiler and five new directors will be appointed to the Board, effective as of immediately after the Closing. As a result, beginning at the 2025 annual meeting of stockholders, all directors will be elected for one-year terms.

The Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board will always have prior experience with the Company. Additionally, classified boards may motivate potential acquirors seeking control to initiate arms-length discussions with the Board, rather than engaging in unsolicited or coercive takeover tactics, since potential acquirors are unable to replace the entire Board in a single election, thereby better enabling the Board to maximize stockholder value and to ensure the equal and fair treatment of stockholders.

However, the Board also recognizes that a classified structure may reduce directors’ accountability to stockholders because it does not allow stockholders to express a view annually on each director’s performance by means of a vote. Moreover, many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies. In determining whether to support declassification of the Board, the Board considered the arguments in favor of and against continuation of the classified board structure and determined that it is in the best interests of the Company to declassify the Board.

Stockholder Written Consent

The Current Certificate does not permit stockholders to act by written consent. As a result, stockholders may only act at an in-person or a virtual meeting of stockholders. The New Certificate will provide stockholders with the ability to act by written consent, with certain procedural requirements provided in the New Bylaws. Allowing stockholders to act by written consent is necessary to facilitate the director designation rights in the New Stockholders Agreement.

The Board acknowledges that prohibiting stockholder action by written consent does have some benefits. Requiring that all stockholder action be taken at a meeting guarantees that notice precede stockholder votes, enabling meaningful discourse to occur before important stockholder decisions are made. Stockholder action by written consent can also enable a small group of stockholders to act by voting in favor of their own proposed action, without providing prior notice to other stockholders, eliminating the opportunity for deliberation in an open and transparent manner regarding the arguments for and against any action, including consideration of the Company’s position. Permitting stockholder action by written consent could also lead to confusion and disruption for stockholders, with potentially multiple, even conflicting, written consents being solicited by multiple stockholder groups.

Notwithstanding the foregoing, the Board recognizes that, following the Transaction, the Major Stockholders will hold approximately 96% of the outstanding shares of common stock and, as a result, control a sufficient number of votes to approve any matter submitted to stockholders for approval. Allowing stockholders to act by written consent can save the Company the time, resources and expenses of calling a special meeting of stockholders if certain matters require stockholder approval between annual meetings. Permitting stockholder action by written consent is also considered by many to be a matter of good corporate governance as it permits stockholders, the ultimate owners of a corporation, holding a sufficient number of votes to act efficiently as and when they so desire. As a result, the Board determined that it is in the best interests of the Company to provide for stockholder action by written consent.

Additional Information

If the Proposal is approved by the requisite vote of the Company’s stockholders, the Company intends to file the New Certificate with the Secretary of State of the State of Delaware shortly before the Closing, with the New Certificate becoming effective at the time of the filing. If the Proposal is not approved by the Company’s stockholders, then the New Certificate will not be filed with the Secretary of State of the State of Delaware, the number of authorized shares of our common stock will not be increased, the existing shares of common stock will not be reclassified, and the Company will not have sufficient authorized shares to complete the Transaction.

The Consenting Stakeholders collectively hold more than 63% of our outstanding shares of common stock as of the Record Date and each has agreed in the TSA to support the Transaction, which includes voting “for” the Proposal. The vote of the Consenting Stakeholders will be sufficient to satisfy the quorum and voting requirements necessary to approve the Proposal and, as a result, we expect the Proposal to be approved at the Special Meeting.

The proxy holders will vote all proxies received for approval of this Proposal unless instructed otherwise.

Under Delaware law, holders of common stock are not entitled to dissenter’s rights or appraisal rights with respect to the Proposal.

Interests of the Company’s Directors and Executive Officers in the Transaction

In considering the Proposal, you should be aware that certain of the Company’s directors and executive officers may have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. The Board was aware of these interests and considered them, among other matters, prior to making its determination to approve the New Certificate and recommend to the Company’s stockholders that they adopt the New Certificate by approving the Proposal. For more information, see the section entitled “Transaction Summary—Interests of the Company’s Directors and Executive Officers in the Transaction.”

Recommendation and Vote Required

The affirmative vote of holders of a majority of the outstanding shares of common stock as of the Record Date is required to approve the New Certificate. See “General Information about the Special Meeting—Questions and Answers about the Special Meeting—What vote is required to approve the Proposal?” for information regarding how votes are counted, including the treatment of abstentions and broker non-votes.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of July 3, 2024, the Record Date, by:

•
each person known by us to be the beneficial owner of more than 5% of our outstanding common stock (based on our review of filings with the SEC);
•
each of our principal executive officer and the two next most highly compensated executive officers (other than our principal executive officer) serving as executive officers as of December 31, 2023 and directors; and
•
all of our executive officers and directors as a group.

Beneficial ownership is determined under SEC rules and regulations and generally includes securities over which a person has voting or investment power as well as certain securities that a person has the right to acquire within 60 days, including through the exercise of any option, warrant or right or upon the conversion of another security. As a result, unless otherwise noted, the number of shares beneficially owned by each individual or entity in the table below includes (i) shares of common stock issuable upon exercise of warrants, (ii) shares of common stock issuable upon conversion of the Debentures and (iii) shares of common stock issuable upon exercise of stock options or RSUs that have vested or will vest within 60 days of the Record Date. Contingent Shares are not, however, treated as shares beneficially owned by such persons because satisfaction of the conditions to the person’s right to acquire the securities is not within such person’s control. See “Summary—Transaction Summary—Debenture Equitization and Treatment of Existing Equity” for a discussion of how the Company’s existing equity is being treated in the Transaction. For purposes of calculating a person’s beneficial ownership percentage, any shares a person has the right to acquire as outlined above are considered outstanding and beneficially owned by that person but are not treated as outstanding for the purpose of computing the beneficial ownership percentage of any other person.

Except in cases where community property laws apply or as otherwise indicated in the footnotes to the table, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The percentage of shares beneficially owned by each person prior to the Closing is based on 43,516,392 shares of our common stock issued and outstanding as of July 3, 2024 and the percentage of shares beneficially owned by each person immediately following Closing assumes that there will be 1,144,498,266 shares of Company common stock then outstanding (excluding shares of Class B-2 common stock) and reflects the shares of new common stock to be issued to OTPP and MGG at the Closing, but does not reflect other shares of Company common stock or other Company securities that may be acquired by any person named in the table between the date hereof and the Closing.

	Before the Closing
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Shares	Approximate Percentage of Outstanding Shares Post-Closing(1)
Directors and Executive Officers:(2)
Kevin Griffin	13,648,829	(3)(4)	25.1%	53.7%
Evan Morgan	169,434	(5)	*	*
Richard J. Williams	1,512,223	(6)	3.5%	*
Christopher J. Weiler	1,880,266	(7)	4.3%	*
Dawn Wilson	542,516	(8)	1.2%	*
Krystina Jones	298,247	(9)	*	*
Arjun Shah	—		—	—
Lawrence Prior III	159,859		*	*
Ian Fujiyama	—		—	—
Jill Frizzley	—		—	—
Neal Goldman	—		—	—
Lauren Tanenbaum	—		—	—
All executive officers and directors as a group (12 individuals)	18,207,764		33.0%
Five Percent Holders:
Pivotal	5,041,192	(3)	10.9%	*
Carlyle	19,996,804	(10)	46.0%	1.7%
OTPP	9,470,988	(11)	18.4%	42.9%
MGG	8,607,637	(4)	16.6%	53.4%
Jonathan J. Ledecky	4,636,436	(12)	10.2%	*
Revolution	4,098,642	(13)	9.4%	*
Linden Capital L.P.	2,823,924	(14)	6.1%	*

* Denotes less than 1%.

(1)
Aggregates shares of Class A common stock and Class B-1 common stock. The aggregate percentage of all executive officers and directors as a group does not include awards expected to be issued pursuant to the MIP.
(2)
Unless otherwise indicated, the business address of each of the individuals is c/o KLDiscovery Inc., 9023 Columbine Road, Eden Prairie, MN 55347.
(3)
Includes (i) 2,395,608 shares of common stock held of record and (ii) 2,645,584 shares of common stock that may be acquired upon the exercise of Private Warrants held of record by Pivotal SPAC Funding LLC, an affiliate of Mr. Griffin. Pivotal SPAC Funding LLC is controlled by certain investment funds and/or accounts for which MGG is the investment advisor. MGG is controlled by Mr. Griffin, its Chief Executive Officer, and Mr. Gregory Racz, its President and Chief Legal Officer. Each of Mr. Griffin and Mr. Racz disclaims beneficial ownership of the securities held by the investment funds affiliated with MGG. The business address of MGG is One Penn Plaza, New York, New York 10119.

(4)
Includes (i) 381,598 shares of common stock held of record and (ii) 8,226,039 shares of common stock that may be acquired upon conversion of Debentures held of record by certain investment funds and/or accounts for which MGG is the investment advisor. MGG is controlled by Mr. Griffin, its Chief Executive Officer, and Mr. Gregory Racz, its President and Chief Legal Officer. Each of Mr. Griffin and Mr. Racz disclaims beneficial ownership of the securities held by the investment funds affiliated with MGG. The business address of MGG is One Penn Plaza, New York, New York 10119.
(5)
Includes (i) 4,984 shares of common stock held by Conifer Partners and (ii) 32,852 shares of common stock held by Radcliff Principal Holdings LLC. Does not include (i) 315 Contingent Shares that may be issuable to Conifer Partners and (ii) 2,077 Contingent Shares that may be issuable to Radcliff Principal Holdings LLC. Mr. Morgan has, or, in the case of the Contingent Shares, will have, voting and dispositive control over such shares of common stock and Contingent Shares.
(6)
Includes 1,512,223 shares of common stock held by WestView Capital Partners III, L.P.; does not include 95,600 Contingent Shares that may be issuable to WestView. Mr. Williams is a co-managing partner of this entity and has, or, in the case of the Contingent Shares, will have, voting and dispositive control over such shares of common stock and Contingent Shares.
(7)
Includes 1,683,934 shares of common stock held by Mr. Weiler; also includes 196,332 vested options that may be exercised by Mr. Weiler; does not include 133,713 Contingent Shares that may be issuable to Mr. Weiler. Does not include 45,000 RSUs for which the time-based vesting requirements have been satisfied, but which remain subject to the condition that a change in control or the listing of the common stock on a nationally recognized stock exchange (“Listing Event”) occur before these RSUs fully vest.
(8)
Includes 38,399 shares of common stock held by Ms. Wilson; also includes 504,117 vested options that may be exercised by Ms. Wilson. Does not include 159,989 RSUs for which the time-based vesting requirements have been satisfied, but which remain subject to the condition that a change in control or Listing Event occur before these RSUs fully vest.
(9)
Includes 147,504 shares of common stock held by Ms. Jones and 150,743 vested options that may be exercised by Ms. Jones; does not include 8,025 Contingent Shares that may be issuable to Ms. Jones. Does not include 45,111 RSUs for which the time-based vesting requirements have been satisfied, but which remain subject to the condition that a change in control or Listing Event occur before these RSUs fully vest.
(10)
Includes (i) 18,261,123 shares of common stock held of record by CEOF II DE I AIV, L.P., (ii) 1,658,789 shares of common stock held of record by CEOF II Coinvestment (DE), L.P. and (iii) 76,892 shares of common stock held of record by CEOF II Coinvestment B (DE), L.P.; does not include (i) 1,154,439 Contingent Shares that may be issuable to CEOF II DE I AIV, L.P., (ii) 104,866 Contingent Shares that may be issuable to CEOF II Coinvestment (DE), L.P. and (iii) 4,861 Contingent Shares that may be issuable to CEOF II Coinvestment B (DE), L.P. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group Inc., which is a publicly traded entity listed on NASDAQ. The Carlyle Group Inc. is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which is the sole member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the sole member of CEOF II DE GP AIV, L.L.C., which is the general partner CEOF II DE AIV GP, L.P., which is the general partner of each of the three identified funds that is a record holder of our common stock. Accordingly, each of the foregoing entities may be deemed to share beneficial ownership of the securities held of record by, or that may be issuable to, the record holder funds. The address of each of the persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.
(11)
Includes (i) 1,478,379 shares of common stock, (ii) 1,411,775 shares of common stock that may be acquired upon the exercise of Debenture Holder Warrants, and (iii) 6,580,834 shares of common stock that may be acquired upon conversion of Debentures. The President and Chief Executive Officer of OTPP has delegated to each of Mr. Christopher Witkowski and Mr. Michael Merkoulovitch the authority to implement disposition decisions with respect to the shares of common stock that are held by or may be acquired by 1397225 Ontario Limited; however, approval of such decisions is made by senior personnel within the capital markets group of OTPP in accordance with internal portfolio guidelines. Voting decisions are made by personnel within the public equities group of OTPP in accordance with internal proxy voting guidelines. As such, each of Messrs. Witkowski and Merkoulovitch expressly disclaims beneficial ownership of the shares of common stock that are held by or may be acquired by 1397225 Ontario Limited. The business address of the reporting persons is 160 Front Street West, Suite 3200, Toronto, Ontario M5J 0G4, Canada.
(12)
Includes (i) 2,675,000 shares of common stock held by Mr. Jonathan Ledecky and (ii) 1,939,697 shares of common stock that may be acquired upon the exercise of Private Warrants. The business address of the reporting person is c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, NY, NY 10174.
(13)
According to a Schedule 13G filed jointly by Revolution Growth III, LP, Revolution Growth GP III, LP, Revolution Growth UGP III, LLC and Steven J. Murray with the SEC on February 3, 2020, each reporting person has shared voting power and shared dispositive power with respect to 4,098,642 shares of common stock and sole voting power and sole dispositive power with respect to 0 shares of common stock. The amount does not include 259,110 Contingent Shares that may be issuable to Revolution Growth III. Steven J. Murray is the operating manager of Revolution Growth UGP III, LLC, the general partner of Revolution Growth GP III, LP, which is the general partner of Revolution Growth III, LP. Revolution Growth UGP III, LLC, Revolution Growth GP III, LP and Mr. Murray may be deemed to have voting and dispositive power with respect to these shares of common stock. The business address of the reporting persons is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.
(14)
According to a Schedule 13G/A filed jointly by Linden Capital L.P., Linden GP LLC, Linden Advisors LP and Siu Min Wong with the SEC on January 31, 2022, (i) Linden Capital and Linden GP each have shared voting power and shared dispositive power with respect to 2,823,924 shares of common stock that may be acquired upon the exercise of Public Warrants and sole voting power and sole dispositive power with respect to 0 shares of common stock, and (ii) Linden Advisors and Mr. Wong each have shared voting power and shared dispositive power with respect to 3,092,501 shares of common stock that may be acquired upon the exercise of Public Warrants and sole voting power and sole dispositive power with respect to 0 shares of common stock. Linden GP is the general partner of Linden Capital. Linden Advisers is the investment manager of Linden Capital and trading advisor or investment advisor of certain managed accounts. Mr. Wong is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden GP may be deemed to beneficially own the shares held of record by Linden Capital, and each of Linden Advisors and Mr. Wong may be deemed to beneficially own the shares held of record of each of Linden Capital and the managed accounts. The business address for Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

TRANSACTION SUMMARY

Upon the satisfaction of applicable conditions to Closing, the Company and the Consenting Stakeholders will effectuate an out-of-court financial restructuring of the Company’s capital structure and reduce the Company’s indebtedness in accordance with the Transaction Documents.

Background

The Company’s forensic and eDiscovery business was founded in 2005, and has grown both organically and through acquisitions, including the acquisition of the Kroll Ontrack business in 2016 in an all-cash transaction valued at approximately $410 million. In connection with this acquisition, LD Topco’s operating subsidiary incurred $291 million of senior secured debt, which was refinanced under the 2021 Credit Agreement.

The Company was originally incorporated under the name Pivotal Acquisition Corp. as a special purpose acquisition company for the purpose of effecting a combination with another business. In the Merger, a subsidiary of Pivotal Acquisition Corp. merged with LD Topco and the LD Topco stockholders received (i) 34,800,000 shares of Company common stock and (ii) the right to receive 2,200,000 additional shares of Company common stock if, during the five-year period following the closing of the Merger, a change of control occurs or the reported closing sale price of Company common stock equals or exceeds $13.50 per share for any twenty consecutive trading days (the “Contingent Shares”).

Also in connection with the Merger, the Company issued approximately $200 million in original principal amount of debt under the Debentures, which were junior to the Company’s $291 million in senior secured debt and were originally scheduled to mature on December 19, 2024.

Since the Merger, the Company’s Board of Directors and senior management have regularly reviewed the Company’s performance, strategy, competitive position, opportunities and prospects in light of current business and economic environments, industry developments, the opportunities and challenges facing industry participants in general and the Company in particular, and the Company’s capital structure. These reviews have included consideration by the Company’s Board of Directors (including the Special Committee comprised of independent directors following the Board’s formation of this committee in April 2024) and senior management of potential strategic alternatives, including acquisitions, business combinations and other strategic transactions, as well as potential capital raising transactions. For example, in the fourth quarter of 2021, the Company filed a registration statement with the SEC and took other preparatory steps in contemplation of conducting a public offering of common stock as a means to achieve the Company’s goals of increasing its capitalization and financial flexibility, increasing the liquidity of the Company’s common stock and raising funds to repay indebtedness. However, the Company decided not to proceed with the public offering due to market conditions.

Set forth below is a more detailed overview of the processes that the Company, the Board of Directors, and the Special Committee pursued with the assistance of the Company’s advisors before approving the Transaction.

Initial Sale Process

In August 2022, the Company engaged a financial advisor (“Financial Advisor A”) to assist in exploring a possible sale of the Company. The Company, with the assistance of Financial Advisor A, conducted an auction process, soliciting interest in acquiring the Company from approximately thirty-five potential buyers (excluding a number of other parties that declined to participate based on initial email outreach), consisting primarily of private equity firms, during the second quarter of 2023. The Company, with the assistance of Financial Advisor A, conducted a traditional competitive funnel process in which Company representatives met with fourteen potential buyers, ten potential buyers entered into non-disclosure agreements (“NDAs”) with the Company so they could receive additional information about the Company, and, ultimately, one potential buyer (“Party A”) submitted an indicative proposal in September 2023. None of the NDAs prohibited the counterparties from privately approaching the Board of Directors or the Chief Executive Officer of the Company regarding potential transactions. The indicative proposal referred to a valuation for the Company of $700 million on a “cash and debt free basis”; however, the indicative proposal was subject to both Party A finding a third-party private equity partner that would invest in the combined company and significant further diligence by Party A. Other material terms of the indicative proposal were not provided, such as the sources of financing for a transaction and treatment of the Company’s outstanding warrants in a transaction, and following submission of the indicative proposal, Party A did not engage with the Company in any meaningful way regarding due diligence or other aspects of its bid. The Company, with the assistance of Financial Advisor A, concluded that this indicative offer was not sufficient to warrant proceeding on a bilateral basis due to Party A’s lack of funding to pursue the offer and the other conditions to which the offer was subject, and the fact that Party A had not further engaged or done a material amount of diligence on the Company. Given the perceived weaknesses and preliminary nature of the bid, the lack of further serious engagement by Party A regarding additional due diligence necessary to refine its bid, and lack of competitive tension due to the absence of other bids, the Company decided to end the initial sale process.

Around the time this initial sale process was concluded, a different interested party contacted the Company’s management and expressed interest in potentially acquiring the Company. However, this party ultimately did not submit an offer.

Second Sale Process and Initial Restructuring Discussions

In late September 2023, the Board of Directors and management contacted Guggenheim Securities, LLC (“Guggenheim Securities”) to discuss conducting a second sale process to solicit interest in acquiring the Company from a broader group of potential strategic and financial buyers. Guggenheim Securities was formally mandated to assist the Company in connection with the Company's exploration of a sale in October 2023.

In preparation for this second process, the Company, with the assistance of its advisors, refreshed the Company’s marketing materials, operating model and related analyses. Forty-nine potential buyers were contacted in connection with the second sale process, and twenty-nine of them (including Party A) entered into NDAs with the Company so they could receive additional information about the Company. None of the NDAs prohibited the counterparties from privately approaching the Board of Directors or the Chief Executive Officer of the Company regarding potential transactions. The Company held management meetings with eleven potential buyers (including Party A) in late 2023 and early 2024. In January 2024, the Company received two non-binding indications of interest from potential buyers, “Party B” and “Party C”, each of which was subject to diligence. Party B’s indication of interest proposed an enterprise value for the Company of $600 to $680 million; Party C’s indication of interest proposed an enterprise value for the Company of $550 million. These two potential buyers continued to conduct diligence on the Company and, in February 2024, Party B submitted a non-binding letter of intent. (Party C declined to submit a letter of intent at such time, indicating that it was potentially interested in acquiring the Company, but at a price that was lower than the amount of the Company’s debt.) Party B’s non-binding letter of intent was subject to further diligence and proposed an enterprise value for the Company of $520-$540 million, which was less than the Company’s total debt (which was $552.7 million as of December 31, 2023), implying that the Company’s equity had no value. At this time, the Company, with the assistance of Guggenheim Securities and Financial Advisor A, contacted several other potential buyers who had participated in the sale process and each confirmed that it would not be able to value the Company at a level at or near the amount of the Company’s debt. Following subsequent discussions with Party B, the Board of Directors determined that Party B’s offer was not actionable because, among other reasons, the consideration Party B offered was less than the Company’s debt.

While the Company conducted the second sale process, the Company also sought to negotiate with the Debenture Holders for a possible extension of the maturity of the Debentures in an effort to remove any possible overhang the upcoming maturity could have on the sale process. At the time, the Company anticipated that Carlyle, in its capacity as the Company’s largest equity holder, would assist the Company (in coordination with the Company’s other advisors) in connection with this renegotiation process. Accordingly, the Company tentatively agreed, subject to subsequent Board approval, that in the event a transaction relating to the Debentures was consummated, a fee of 0.2% of the outstanding Debentures so affected would be paid to Carlyle (the “Carlyle Financing Fee”). As detailed below in “ – The Carlyle Settlement,” the Carlyle Financing Fee was ultimately waived and will not be charged to the Company.

In December 2023, the Company sent a proposal to MGG, which then beneficially owned approximately half of the Debentures, outlining the terms of a proposed one-year extension of the December 19, 2024 Debenture maturity date. In January 2024, MGG sent a counterproposal that contemplated extending the maturity date together with an increase in the Debenture interest rate and inclusion of a one-year non-call period. There was a short period of further negotiations, but MGG and the Company were not able to agree on the terms of an extension.

Following the conclusion of the second sale process, the Company terminated its engagement with Financial Advisor A without entering into a transaction with Financial Advisor A’s assistance. The Company and Guggenheim Securities agreed to expand the scope of Guggenheim Securities’ existing engagement to include, among other things, acting as the Company’s financial advisor in connection with the Company’s evaluation of potential restructuring alternatives, including the Transaction.

Restructuring Process

As previously disclosed by the Company in its SEC filings, the Company did not have sufficient cash on hand, nor did it expect to generate sufficient liquidity from future cash flows, to repay the Debentures or the Company’s obligations under the 2021 Credit Agreement, which would be due and payable on June 19, 2024 if the Debentures were outstanding on such date. Following the conclusion of the sale processes summarized above, neither of which led to a binding offer to acquire the Company or produced a result that would have provided the Company with sufficient liquidity to repay the debt due and payable on June 19, 2024, the Company proactively sought to address its upcoming debt maturities and liquidity needs by actively engaging with key stakeholders to explore various restructuring options.

In parallel with this engagement, in late February, the Company began to interview independent director candidates with expertise in restructuring transactions. In March 2024, the Board of Directors appointed Ms. Jill Frizzley and Mr. Neal Goldman as directors. Both Ms. Frizzley and Mr. Goldman (the “Independent Directors”) have significant experience working with financially distressed companies and neither of them had or have any affiliation with any member of the Company’s management team, the Company’s significant equity holders or creditors, or any counterparty to a commercial arrangement with the Company.

In March 2024, the Company (under the direction of the Independent Directors) engaged a financial advisor, AlixPartners LLP, after interviewing and evaluating several candidates, to assist the Company with: (i) liquidity management and forecasting; (ii) development of a business plan, including modeling support and scenario analysis; and (iii) stakeholder management, including diligence and negotiation support.

The primary objective of the Company’s engagement with its key stakeholders was to reach agreement with the Debenture Holders and the Secured Lenders on the terms of a transaction that would enable the Company to maintain its going concern value by reducing its leverage and strengthening the Company’s financial position to support future growth, while at the same time preserving some value for the Company’s equity holders if possible, despite the results of the sale processes, which suggested the equity did not have any value. Company management and the Independent Directors, with the assistance of the Company’s advisors, evaluated three alternative strategies for achieving this goal: equitizing the Debentures (a “Debenture Equitization”); extending the maturity of the Debentures; and, to the extent an out-of-court solution was unlikely, identifying a funding source and a potential stalking horse bidder for a sale of the Company pursuant to Section 363 of the U.S. Bankruptcy Code. Following this evaluation, the Board of Directors (including the Independent Directors) concluded that an out-of-court Debenture Equitization was the most desirable alternative. In addition to significantly deleveraging the Company and improving the Company’s liquidity by decreasing debt service costs, the Board of Directors concluded that such a Debenture Equitization likely would be significantly less expensive than an in-court proceeding and potentially avoid the disruption and other adverse effects that a bankruptcy filing might have on the Company’s business. A Debenture Equitization might also permit the Company to preserve some value for the Company’s equity holders. The Board of Directors authorized the Independent Directors to lead the Company’s negotiations of a Debenture Equitization.

In April 2024, Party C sent the Company a second, unsolicited indication of interest stating that, subject to further diligence, Party C believed the Company had an enterprise value of up to approximately $452 million, which was well below the amount of the Company’s debt and a significant decrease from the enterprise value that Party C previously proposed in its January 2024 indication of interest. At the direction of the Independent Directors, the Company shared the letter with the Debenture Holders. The Company sought to cause Party C to increase its valuation and thus create competitive tension with the ongoing Debenture Equitization negotiations, but it was ultimately determined that a potential transaction with Party C was not actionable because, among other things, the consideration offered was more than $125 million dollars less than the amount of the Company’s debt (which was $569.6 million as of March 31, 2024). Further, by mid-April, the Company and its key stakeholders had made significant progress in negotiating the Transaction, and the Special Committee (which was formed on April 16, 2024) determined that the unsolicited indication of interest from Party C at the referenced valuation, subject to a “diligence” requirement, was an inferior alternative to the Transaction.

As noted above, on April 16, 2024, the Board of Directors formed the Special Committee. Although the Board of Directors believed all directors’ interests were aligned in seeking to maximize the value of the Company, the Board of Directors recognized that, with respect to certain matters that may arise from time to time during the review of restructuring alternatives, conflicts of interest may arise. Accordingly, the Board of Directors formed the Special Committee to oversee the Company’s review of restructuring alternatives so that the Special Committee could monitor for, and exclude any conflicted parties from deliberations with respect to, any matters that may raise a potential conflict of interest. The Independent Directors were appointed as the members of the Special Committee. The Special Committee was delegated the full authority of the Board of Directors to oversee the review and negotiation of restructuring alternatives and other decisions regarding related operational and personnel matters. In furtherance thereof, the Special Committee was delegated the full power and authority of the Board to, among other things, approve (to the fullest extent permitted by law and following consultation with any nonconflicted directors) or recommend to the Board (to the extent such approval solely by the Special Committee is not permitted by law) the approval and the execution and delivery of the definitive documentation providing for any restructuring alternative. The Special Committee was also authorized to engage outside counsel, and financial and other advisors. At the time it designated the Special Committee, the Board of Directors resolved not to approve a restructuring alternative or related operational or personnel matter without the Special Committee’s prior favorable recommendation. Kevin Griffin, a Company director who is affiliated with MGG, recused himself from all Board discussions, communications and votes relating to the second sale process after Party B submitted a letter of intent in February 2024. He also recused himself from all Board discussions, communications and votes relating to the refinancing of the Debentures and the Transaction.

From late March 2024 through late April 2024, at the direction of the Independent Directors, the Company, with the assistance of the Company’s advisors, negotiated various documents, letters, settlements and agreements with the Consenting Stakeholders, including: Blackstone, the Company’s principal Term Loan Lender; Ally Bank, the Revolver Lender; and affiliates of each of MGG and OTPP, the Debenture Holders, and their respective advisors. Recognizing that implementing a restructuring on an out-of-court basis in an efficient manner would likely require stockholder approval to authorize additional shares of Company common stock, at the direction of the Independent Directors, Company management, with the assistance of the Company’s advisors, also engaged with certain Company stockholders, including Carlyle and other institutional investors with whom members of the Board of Directors were affiliated, to determine restructuring terms that they would support. During this period, the Independent Directors met eight times to discuss these contemplated transactions (including the status of the negotiations and the proposed terms under consideration) with, and to provide direction to, the Company’s advisors.

Negotiations with Debenture Holders

From April 5, 2024, to April 18, 2024, the Company (under the direction of the Independent Directors) and the Debenture Holders exchanged thirteen different proposals for a Debenture Equitization, including at an in-person meeting held on April 11, 2024, during which four counterproposals were exchanged. Among the issues negotiated were: (i) form of implementation (an out-of-court transaction or a pre-packaged Chapter 11 filing); (ii) pro forma ownership of the Debenture Holders and pre-closing Company stockholders (in their capacity as such, the “Legacy Stockholders”); (iii) the composition of the post-closing Board of Directors; and (iv) the form of incentive programs and size of the equity pool reserved for such programs.

The Company’s initial proposal contemplated that the Debentures would be exchanged for 50.8% of the pro forma common equity (subject to dilution from stock issued under an equity incentive plan of up to five percent of the pro forma common equity) and the Legacy Stockholders would retain approximately 49% of the pro forma common equity (subject to dilution under the equity incentive plan), and that the Debenture Holders would be entitled to designate three out of seven seats on the post-closing Board of Directors, with another seat held by the Company’s chief executive officer.

The Debenture Holders’ initial counterproposal contemplated that: (i) the Debentures would be exchanged for 97.5% of the pro forma common equity (subject to dilution from the conversion of a contemplated debtor-in-possession financing and stock issued under a management incentive plan (“MIP”) of up to five percent of the pro forma common equity) and the Legacy Stockholders would retain 2.5% of the pro forma common equity (subject to similar dilution), (ii) a key employee retention plan (“KERP”) would be entered into, with amounts earned thereunder tied to filing, and emerging from, a prepackaged bankruptcy, and (iii) the Debenture Holders would be entitled to designate four out of five seats on the post-closing Board of Directors, with another seat held by the Company’s chief executive officer.

Certain of the subsequent proposals made by the Debenture Holders contemplated that the Legacy Stockholders would receive a combination of pro forma common stock and warrants to purchase common stock that would vest upon the Company achieving certain target total enterprise values, the minimum of which was $650 million. After the Debenture Holders proposed that the Legacy Stockholders receive pro forma common stock and warrants, certain of the Company’s counter proposals also contemplated that the Legacy Stockholders would receive a combination of pro forma common stock and warrants that would vest upon the Company achieving lower target total enterprise values, the minimum of which was $550 million. However, in light of, among other things, the considerable time and expense required to negotiate the terms of these warrants, the Special Committee’s views of the advantages of a Company capital structure that did not include the proposed warrants, as well as the fact that, based on the various non-binding offers, indications of interest and other feedback obtained from prospective bidders in the course of the Company’s two sale processes, these total enterprise value targets did not seem realistically achievable, the Special Committee decided to prioritize increasing the pro forma common equity to be retained by the Legacy Stockholders, if possible.

During the course of these negotiations, the Company, at the direction of the Independent Directors and with the assistance of the Company’s advisors, negotiated an extension of the maturity of the Debentures to January 10, 2025 that, in turn, extended the springing maturity of the Term Loan and Revolver to July 10, 2024.

In connection with the negotiations of retention arrangements for the Company’s management and key employees, the Company engaged an executive compensation consultant to provide advice regarding the terms of such arrangements.

On April 19, 2024, the Company (under the direction of the Special Committee) and the Debenture Holders reached an agreement in principle pursuant to which: (i) the Debentures would be cancelled in exchange for the issuance of common equity to the Debenture Holders representing 96% of the pro forma common equity (subject to dilution by the MIP), (ii) the Legacy Stockholders would retain 4% of the pro forma common equity (subject to dilution by the MIP); (iii) the former Debenture Holders would be entitled to designate four out of five board seats post-closing, with one board seat occupied by the Company’s chief executive officer (the Board was later expanded to seven to include seats for two independent directors); and (iv) 7.5% of the reorganized Company’s equity would be reserved for issuance under a MIP (with restricted stock unit awards representing two-thirds of this equity pool to be issued upon consummation of the Transaction). This portion of the Transaction is more fully described under the heading “ – Transaction Documents.”

Negotiations with Term Loan Lender and Revolver Lender; New Money

On April 1, 2024, Blackstone sent a letter to the Company indicating its willingness to work constructively with the Company toward restructuring alternatives and reserving all of its rights under the 2021 Credit Agreement. The Company (as overseen by the Independent Directors, and with the assistance of the Company’s advisors), and Blackstone then exchanged six proposals between April 16, 2024 and April 24, 2024. Among the issues negotiated were: (i) the length of the maturity extension of the Term Loan; (ii) the amount of paydown of the Term Loan; (iii) the interest rate of the Term Loan; and (iv) whether any exit fee would apply. On April 25, 2024, the Company, the Debenture Holders and Blackstone reached an agreement in principle pursuant to which: (i) the maturity of the Term Loan would be extended for eighteen months, to August 9, 2027; (ii) the Debenture Holders would purchase $20 million of the Term Loan and agree to subordinate this position to the Term Loan and the Revolver; and (iii) the interest rate of the Term Loan would increase to SOFR plus 7.5%. This portion of the Transaction is more fully described under the heading “ – Transaction Documents.”

After reaching agreements in principle with the Debenture Holders and Blackstone, the Company (again, overseen by the Special Committee and with the assistance of the Company’s advisors) engaged with Ally. The Company and

Ally exchanged five proposals between April 30, 2024, and May 2, 2024. Among the issues negotiated were: (i) length of the maturity extension of the Revolver (if any); (ii) interest rate; (iii) fees; (iv) covenants; and (v) reporting obligations. On May 2, 2024, the Company, the Debenture Holders, and Ally reached an agreement in principle pursuant to which: (i) the maturity of the Term Loan would be extended for eighteen months, to August 9, 2027, and the scheduled maturity of the Revolver would remain the same; (ii) the commitment under the Revolver would remain $40 million, with an obligation to have $15 million outstanding under the Revolver at all times; (iii) the interest rate of the Revolver would increase to SOFR plus 5%; and (iv) there would be an unused line fee of 0.75% at all times and the step-down option would be removed. This portion of the Transaction is more fully described under the headings “ – Transaction Documents – Amended Credit Agreement” and “ – Transaction Documents – Second Lien Credit Agreement.”

Following further negotiations among the Debenture Holders, Blackstone and Ally, the negotiated terms regarding the Revolver were finalized on July 2, 2024 to include: (i) the scheduled maturity of the Revolver would remain the same; (ii) the commitment under the Revolver would remain $40 million, without any obligation to have a portion of the Revolver outstanding at all times; (iii) the interest rate of the Revolver would increase to SOFR plus 5%; and (iv) there would be an unused line fee of 0.75% at all times and the step-down option would be removed.

New Capital Financing

During these negotiations, the Company, with the assistance of its advisors, determined that the Debenture Equitization alone would be unlikely to satisfactorily address the Company’s near-term liquidity needs. The Company then discussed these liquidity needs with the Debenture Holders. The Debenture Holders agreed to provide the New Capital Financing pursuant to the Second Lien Credit Agreement. As discussed above, $20 million of that new financing would be used to repay a portion of the existing Term Loan; the remaining $30 million would be used for (i) transaction expenses and (ii) to repay a portion of the Revolver.

The contemplated Second Lien Credit Agreement has a 17% interest rate, to be paid quarterly in kind only, a November 8, 2027 maturity date, and a make-whole payment that would provide a two times return of principal upon prepayment and is subordinated to the Term Loan and Revolver. The borrowings under the Second Lien Credit Agreement can be increased by an additional $50,000,000 at the option of the Company and the lenders.

The Carlyle Settlement

To implement the Transaction, the Company must amend its Current Certificate as set forth in the Proposal, which requires the consent of holders of a majority of the existing Company common stock. The Special Committee recognized that the support of Carlyle, which holds approximately 46% of the outstanding Company common stock, is important to ensuring the Proposal will be approved. Accordingly, the Special Committee, with the assistance of the Company’s advisors, proposed to Carlyle an arrangement that sought to: (i) resolve certain open business, legal and financial issues that impacted the Transaction and (ii) ensure Carlyle’s support for the Transaction. Over the course of multiple discussions, counsel to the Company and counsel to Carlyle negotiated and ultimately agreed to the terms of a settlement (the “Carlyle Settlement”) as set forth in the TSA and agreed to by the Consenting Stakeholders, pursuant to which:

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Carlyle agreed to:
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support the Transaction and enter into the TSA, thereby facilitating the Company’s efforts to obtain the requisite stockholder approval to approve the Proposal; and
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waive all fees and expenses accrued and owing to Carlyle (including payment of the Carlyle Financing Fee, which would have amounted to approximately $527,000 if the Closing occurred on March 31, 2024) and all existing equity interests in the Company (other than existing Company common stock), including any Contingent Shares Carlyle has the right to receive; and
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the Company agreed to pay the legal fees of Carlyle’s counsel in connection with the Transaction.

In addition, Carlyle would be included among the Consenting Stakeholders to whom the releases contained in the Mutual Release Agreement would apply, as more fully described under the heading “ – Transaction Documents – Mutual Release Agreement.”

Finalizing the Transaction

On May 2, 2024, the Company publicly announced that it had reached an agreement in principle with the principal Debenture Holders and principal Term Loan Lender to significantly reduce the Company’s long-term debt and strengthen its financial position, subject to the execution of definitive documentation. Throughout May and June, the Company (under the direction of the Special Committee), and the Consenting Stakeholders, together with the parties’ respective advisors, negotiated the final terms of the Transaction and the Transaction Documents.

In May 2024, the Company (under the direction of the Special Committee) engaged Ducera, after interviewing and evaluating several investment banks, to render its opinion regarding the fairness of the Transaction to the Company.

The Company must amend its Current Certificate to complete the Transaction. This amendment must be approved by the Board of Directors (and cannot under Delaware law be approved by the Special Committee). Accordingly, on July 3, 2024, the Board of Directors convened a meeting (Mr. Griffin recused himself from the meeting), which was also attended by the Company’s advisors, including Ducera. Legal counsel advised the directors as to their fiduciary duties in considering the Transaction. The advisors then reviewed with the directors the history of the two prior sales processes and the negotiations of the Transaction, as well as the substantive terms of the proposed Transaction. The meeting of the Board of Directors then recessed, and the Special Committee convened a meeting.

Ducera delivered a presentation to the Special Committee and then rendered its opinion to the Special Committee, which was subsequently confirmed in writing, that the Transaction is fair, from a financial point of view, to the Company, as more fully described under the heading “Opinion of Ducera as Financial Advisor to the Special Committee.”

The Special Committee engaged in discussion regarding the potential Transaction. Among other things the Special Committee discussed the possibility that, following the Transaction, the Debenture Holders could potentially seek to cash out the Legacy Stockholders using a “short form” merger under Delaware law and that the Legacy Stockholders would have appraisal rights in such a transaction. After discussion, the Special Committee resolved to approve the Transaction and the Transaction Documents and, with respect to the New Certificate, recommend that the Board of Directors approve the New Certificate.

The Board of Directors meeting was then reconvened, and the Board of Directors was informed of the Special Committee’s receipt of the fairness opinion from Ducera and the Special Committee’s determinations and actions. Following discussion, the Board of Directors confirmed its agreement with the Special Committee’s approval and adoption of the Transaction and, to the extent required by law, approved the Transaction, including the New Certificate and the submission of the Proposal to the Company’s stockholders for approval at the Special Meeting, and recommended that the Company’s stockholders vote in favor of the Proposal. Following Special Committee and Board approval, on July 3, 2024, the Company and the Consenting Stakeholders entered into the TSA, and the Company and the Debenture Holders entered into the Exchange Agreement.

Except to the extent expressly set forth herein with respect to Ducera, which was engaged to render its opinion regarding the fairness of the Transaction to the Company, neither Guggenheim Securities nor any of the Company’s other financial or other professional advisors were engaged to, and they did not, render (nor is any of them expressing or rendering) an opinion regarding the fairness, financial or otherwise, of the Transaction (or any of the terms or provisions thereof), or as to the fairness, amount or nature of any compensation or other consideration relating to the Transaction to be paid or received by, the Company or any of the Company’s stockholders or any other person or entity, or provide any recommendation as to how to vote or act on any matter relating to the Transaction or otherwise.

Transaction Documents

The Company and the Consenting Stakeholders initially agreed to summary terms regarding the Transaction that were set forth in a transaction term sheet, a credit agreement term sheet setting forth amendments to the 2021 Credit Agreement, a governance term sheet and the MIP term sheet. These agreements were then reflected and further negotiated in the following Transaction Documents:

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TSA
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Exchange Agreement
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Form of Mutual Release Agreement
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Credit Agreement Term Sheet
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Second Lien Credit Agreement Term Sheet
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Intercreditor Agreement Term Sheet
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New Certificate
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New Bylaws
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New Stockholders Agreement

Summaries of the Transaction Documents are provided below, other than the New Certificate, which is described in the Proposal.

The TSA

The TSA contemplates a series of transactions that, upon the satisfaction of applicable conditions to Closing, will effectuate a financial restructuring of the Company’s capital structure and reduce the Company’s indebtedness. The TSA obligated the Company and the Debenture Holders to enter into the Exchange Agreement and obligates the Company and the applicable Consenting Stakeholders to enter into the Mutual Release Agreement, the Amended Credit Agreement and the Second Lien Credit Agreement at the Closing.

The TSA requires the Company to provide to Broadridge Financial Solutions, Inc. (“Broadridge”) on or prior to July 20, 2024, materials regarding the stockholder approval to be sought at the Special Meeting for distribution to the Company’s stockholders, and the Company to obtain such approval on or prior to the twentieth business day following such date (each of these events, a “Milestone”). The Company also agreed to certain customary covenants in the TSA including, among others, to:

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use commercially reasonable efforts to seek additional support for the Transaction from its other material stakeholders to the extent reasonably prudent and obtain any third-party approvals necessary and/or advisable for the implementation of the Transaction;
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negotiate in good faith with the Consenting Stakeholders to address any impediments that arise that would prevent, hinder, or delay the consummation of the Transaction; and
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refrain from soliciting or supporting a transaction that is an alternative to the Transaction, subject to the Fiduciary Out (defined below).

The Milestones also contemplate, and the TSA requires, that the Closing occur:

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on or prior to August 16, 2024, if the Investment Security Unit (the “ISU”) within the United Kingdom Cabinet Office accepts the voluntary notice to be submitted by the Debenture Holders pursuant to section 18(5) of the UK National Security and Investment Act 2021 (the “NSIA”), which regulates foreign investment in sectors that may give rise to national security concerns; or

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on or prior to September 30, 2024 (the “Outside Effective Date”), if the ISU requires the submission of a mandatory notice pursuant to the NSIA (the “ISU Notice”); provided, that the Outside Effective Date will be automatically extended for up to two consecutive sixty day periods if all of the conditions to Closing set forth in the Exchange Agreement other than the condition relating to the ISU Notice are satisfied (or will be satisfied upon Closing) or, to the extent permitted by law, waived, as of the Outside Effective Date, or the extended Outside Effective Date, as applicable.

The ISU accepted the voluntary notice submitted by the Debenture Holders pursuant to section 18(5) of the NSIA.

The Consenting Stakeholders agreed to certain customary covenants in the TSA including, among others, to:

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support the Transaction, including, without limitation, by voting the Company common stock held by such Consenting Stakeholders to approve the proposal to amend and restate the Current Certificate and adopt the New Certificate;
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use commercially reasonable efforts to cooperate with the Company in its efforts to obtain additional support for the Transaction from its other stakeholders and obtain any third-party approvals necessary and/or advisable for the implementation of the Transaction;
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negotiate in good faith with the Company to address any impediments that arise that would prevent, hinder, or delay the consummation of the Transaction, provided, that no lender party to the TSA is obligated to agree to terms that could in its reasonable judgment have any adverse effect (other than in an immaterial respect) on its recovery, entitlements, rights or remedies; and
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forbear from exercising remedies on account of any breach by the Company of, and any default or event of default under, the 2021 Credit Agreement or the terms of the Debentures which directly or indirectly arises from any of the actions or transactions contemplated by the TSA.

The TSA and the Exchange Agreement both require the Company to conduct its businesses and operations in the ordinary course and refrain from taking certain enumerated actions prior to the Closing. In addition, while the TSA is in effect and following its termination (other than as a result of the occurrence of the Closing), the Company agreed to be bound by certain restrictive covenants that limit the Company’s ability to take certain actions without the consent of its lenders under the 2021 Credit Agreement, including, among others:

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making certain Restricted Payments (as defined in the 2021 Credit Agreement);
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implementing an incremental facility under the 2021 Credit Agreement, unless such incremental facility is subordinated with respect to payment priority (including as to collateral proceeds) to the Revolving Credit Loans and the Term Loan;
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releasing collateral securing or purporting to secure obligations under the 2021 Credit Agreement; and
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designating present or future subsidiaries as unrestricted subsidiaries under the 2021 Credit Agreement.

The TSA provides that, notwithstanding anything to the contrary therein, it does not require the Board of Directors, any Board committee, or any director or officer of the Company, after consultation with counsel, to take or refrain from taking any action inconsistent with its, his or her fiduciary duties to the Company (the “Fiduciary Out”).

The Closing is subject to the satisfaction or waiver of certain customary conditions set forth in the TSA, including, among others, the Company’s payment of the transaction fees and expenses of the Consenting Stakeholders and their advisors, and of the Company’s advisors, in connection with the Transaction.

The TSA may be terminated by parties other than the Company with respect to themselves or in its entirety, in each case, as described in the TSA, upon the occurrence of certain events, including, among others:

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an uncured breach in any material respect of the representations, warranties, or covenants in the TSA of a party other than the terminating party;
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the Board determines, in the exercise of its fiduciary duties, acting in good faith after consultation with counsel, to pursue or enter into an alternative transaction or that proceeding with the Transaction would be inconsistent with the exercise of its fiduciary duties or applicable law;
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a Milestone is not achieved;
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an Event of Default (as defined in the 2021 Credit Agreement) occurs and is continuing;
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an Event of Default (as defined in the Debentures) occurs and is continuing; or
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if Carlyle terminates the TSA as to itself.

The Company may terminate the TSA in its entirety upon the occurrence of certain events as described therein, including, among others:

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an uncured breach in any material respect of the representations, warranties, or covenants in the TSA of a party other than the Sponsors (as defined in the TSA) if such breach prevents the satisfaction of any condition to Closing; or
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the Board of Directors determines, after consulting with counsel, that proceeding with the Transaction would be inconsistent with the exercise of its fiduciary duties or applicable law.

The Exchange Agreement

The Exchange Agreement provides for the exchange, at the Closing, of the Debentures for newly issued shares of Company common stock representing 96% of (1) the shares of Company common stock outstanding immediately following the Closing (including Contingent Shares issued immediately prior to the Closing) and (2) time-based RSUs outstanding immediately following the Closing, subject to dilution by the MIP. If warrants to purchase Company common stock outstanding immediately following the Closing are exercised after Closing, or other adjustments to Company equity securities outstanding immediately following the Closing are made after Closing, equitable adjustments agreed to by the Company and the Debenture Holders shall be made to the shares of Company common stock issued to the Debenture Holders.

The Exchange Agreement requires the Company to conduct its businesses and operations in the ordinary course and refrain from taking certain enumerated actions prior to the Closing. Like the TSA, the Exchange Agreement provides that, notwithstanding anything to the contrary therein, it does not require the Board of Directors, any Board committee, or any director or officer of the Company, after consultation with counsel, to take or refrain from taking any action inconsistent with its, his or her fiduciary duties to the Company.

Closing of the transactions contemplated by the Exchange Agreement is subject to:

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the approval of the New Certificate at the Special Meeting and the subsequent amendment and restatement of the Current Certificate in the form of the New Certificate; and
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the satisfaction or waiver of certain other customary conditions set forth in the Exchange Agreement including the concurrent consummation of the other transactions contemplated by the TSA.

The Exchange Agreement may be terminated by either the Company or the Debenture Holders upon the occurrence of certain events as described therein, including, among others:

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the termination of the TSA; or
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the uncured breach of the other party’s representations, warranties, or covenants in the Exchange Agreement if such breach prevents the satisfaction of any condition to Closing.

Mutual Release Agreement

The Mutual Release Agreement will be entered into at the Closing. It includes customary mutual releases provided by the parties thereto in favor of the Company, the Consenting Stakeholders, and each of their respective related parties of any claims arising before or on the Closing Date relating to any act or omission, agreement or event existing prior to the Closing in connection with the management, ownership, or operation of the Company, the purchase or sale of any Company security, the subject matter of, or the events giving rise to, any claim or equity interest that is treated in the transactions contemplated by the TSA, the business or contractual arrangements among the parties thereto, the Company’s restructuring efforts, intercompany transactions, the TSA and any restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the TSA, with customary exceptions for, among other things:

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Conduct constituting gross negligence, fraud, willful misconduct, or a criminal act;
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Rights to indemnification, insurance, or wages/compensation/benefits;
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Ordinary course obligations related to e-discovery and/or data platform services unrelated to the Transaction; and
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Existing statements of work, engagement letters, and similar obligations/invoices in relation to services provided by the Company.

Amended Credit Agreement

The Credit Agreement Term Sheet contemplates that the Amended Credit Agreement will have the following terms, inter alia:

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an 18-month extension of the maturity of the term loans under the 2021 Credit Agreement to August 9, 2027;
•
an increase of 100 basis points to the rates applicable to borrowings under the 2021 Credit Agreement;
•
the revolving commitment fee, payable quarterly, shall at all times be 0.75%, instead of between 0.50% and 0.75% based on the outstanding amount of revolving loans;
•
certain adjustments to the covenants applicable to the Company, including, among others:
o
a temporary holiday on testing the leverage covenant until the first quarter of 2025, at which time the covenant will be 8.50 to 1.00 (as compared to the current 7.00 to 1.00), stepping back down to 7.00 to 1.00 as of the fourth quarter of 2025 and for each quarter thereafter;
o
adding a minimum liquidity covenant which will be tested monthly and require liquidity of at least $5.0 million from July 31, 2024 through February 28, 2025; and
o
restricting prepayments of the Term Loan so long as there are any amounts outstanding under the Revolver (including required prepayment of the Revolver prior to required payments of the Term Loan at any time an event of default exists); and
•
the Term Loan Lenders will also have the right to appoint one observer to the Board.

Second Lien Credit Agreement

The Second Lien Credit Agreement Term Sheet contemplates that the Second Lien Credit Agreement will have the following terms, inter alia:

•
the initial borrowing of $50.0 million at Closing and up to an additional $50.0 million post-Closing if agreed to by the Company and the Debenture Holders;
•
the proceeds of the borrowings under the Second Lien Credit Agreement to the Company, less transaction fees, will be applied to prepay an equivalent amount of the Company’s borrowings under the Amended Credit Agreement;
•
borrowings under the Second Lien Credit Agreement will incur interest at a rate of 17% per annum, payable in kind only by capitalizing such accrued interest and adding it to the principal amount of the Second Lien Credit Agreement on a quarterly basis;
•
a make-whole payment that would provide a two times return of principal upon a prepayment;
•
the Second Lien Credit Agreement will be secured on a second-lien basis by a perfected security interest in equivalent collateral to the collateral securing the loans under the Amended Credit Agreement;
•
the entry by the agent for the lenders under the Second Lien Credit Agreement into a customary intercreditor agreement, subject to the terms of the Intercreditor Term Sheet, with the agent under the Amended Credit Agreement, providing for payment and lien subordination of the indebtedness evidenced thereby to the indebtedness evidenced by the Amended Credit Agreement; and
•
affirmative and negative covenants, representations and warranties consistent with those (subject to basket and covenant cushions of 15%) set forth in the Amended Credit Agreement.

New Stockholders Agreement

The New Stockholders Agreement will be entered into as of the Closing by the Company, OTPP and certain affiliates of MGG that hold Company common stock (collectively, the “MGG Stockholders,” and together with OTPP, the “Major Stockholders,” and each, a “Major Stockholder”). It provides, among other things, that effective as of the Closing:

•
The Board will consist of seven directors;
•
The Company stockholders who are parties to the New Stockholders Agreement will vote their Company common stock to cause the following individuals to be elected to the Board: the Chief Executive Officer of the Company; two persons designated for nomination by the MGG Stockholders; two individuals designated for nomination by OTPP; and two directors whom the Board determines have no relationship with the Company or a Major Stockholder that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director (each of which shall be designated for nomination by mutual agreement of the MGG Stockholders and OTPP);
•
The Company stockholders who are parties to the New Stockholders Agreement will vote their Company common stock to remove a director from office by the vote of stockholders upon the occurrence of any of the following: (i) written request of the person(s) who would be entitled to designate a replacement nominee for such director pursuant to the New Stockholders Agreement to remove such director; (ii) with respect to the director who is also the chief executive officer, if he or she ceases to serve as the chief executive officer; or (iii) in the case of an independent director, if he or she ceases to be independent;
•
The presence of at least one director designated by the MGG Stockholders and one director designated by OTPP is required to establish a quorum for a meeting of the Board;

•
The consent of each Major Stockholder will be required for certain actions relating to the Company or any of its subsidiaries including, among others:
o
any dissolution, winding up or bankruptcy filing;
o
any change in its principal lines of business or amendments to its organizational documents with respect to Major Stockholder approval matters;
o
a sale of the Company, whether through merger, consolidation, statutory conversion, transfer, domestication or continuance, or through a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, in each case, other than pursuant to a Forced Sale (as defined below);
o
incurrence of indebtedness other than indebtedness in existence as of the Closing or not in excess of $1,000,000 in the aggregate;
o
agreements to (i) increase the interest payable on or total yield on any indebtedness existing as of the Closing by more than 2.0% per annum, (ii) increase the scheduled payments or prepayments of principal under such indebtedness, (iii) modify any covenant or obligations related to such indebtedness in a manner adverse to the Company or (iv) modify the maturity date of any such indebtedness;
o
acquisitions of assets or securities whether through merger, consolidation, share exchange, business combination or otherwise, or investment in any person, in any transaction or series of related transactions for consideration in excess of $1,000,000 or sales or other dispositions of assets in any transaction or series of related transactions with a fair market value in excess of $500,000;
o
any issuance of equity securities (or securities convertible or exercisable therefor) other than shares of Company common stock issued (i) pursuant to the exercise of any conversion rights set forth in the New Certificate; (ii) upon vesting or exercise of awards issued under the MIP or the Company’s 2019 Incentive Award Plan; or (iii) upon exercise of any warrants outstanding as of the Closing to purchase common stock;
o
any redemption, repurchase or other acquisition of the Company’s or its subsidiary’s securities, other than pursuant to employment arrangements known to the Board and that existed prior to Closing or certain redemptions of Class B-2 common stock as contemplated in the New Certificate;
o
any change in the size or composition of the Board;
o
the creation of any committee of the Board, selection of such committee’s members, or change in scope of authority of such committee;
o
the appointment, termination or replacement of the Company’s auditor, or any material change in the Company’s accounting principles (except as required by U.S. generally accepted accounting principles);
o
the appointment, termination or replacement of the chief executive officer and any other officer that reports directly to the chief executive officer or the Board;
o
entry into or amendment of employment agreements for, and otherwise setting compensation for, the chief executive officer or any other officer that reports directly to the chief executive officer or Board;
o
adoption of any incentive plans or similar arrangements for officers, employees or service providers;
o
declaration or payment of dividends with respect to any of its equity securities other than dividends required to be declared and paid under the New Certificate;

o
entry into or amendment of, or waiver of compliance with, any contract or transaction with a stockholder of the Company or any affiliate thereof, or any Company director or officer or their immediate family members, other than performance by the Company in accordance with the terms of contracts known to the Board and in effect as of the Closing;
o
creation of subsidiaries of the Company (which, if created, must be in conformity with certain regulations under the Pension Benefits Act Regulations (Ontario) that restrict OTPP from directly or indirectly investing in securities of a corporation that carry more than 30% of the votes that may be cast for the election of directors of the corporation);
o
making of loans, advances or capital contributions to any person in excess of $250,000 (other than advancement of expenses required by the New Certificate or any indemnification agreement approved by the Board);
o
entry by the Company into any joint venture or similar arrangement; and
o
commencement or settlement of any litigation, arbitration, dispute or proceeding reasonably expected to involve an amount in controversy greater than $500,000 or with respect to a material matter raised via the Company’s whistleblower hotline.
•
The Company must follow a budget and business plan approved by the Major Stockholders (or, in the absence of such approval, as set out in the New Stockholders Agreement);
•
No Company stockholder party to the New Stockholders Agreement may transfer its shares of Company common stock (other than to the Company or certain customary permitted transfers) without the prior consent of each Major Stockholder;
•
If the Major Stockholders approve a Sale of the Company (as defined in the New Stockholders Agreement), the Company stockholders who are parties to the New Stockholders Agreement will be required to approve such transaction and, if such transaction contemplates the sale of Company stockholders’ common stock, to sell the same pro rata portion of their common stock in such sale as is being sold by each Major Stockholder on the same terms and conditions applicable to the Major Stockholders;
•
Beginning 54 months after the Closing, either Major Stockholder may cause the Company to initiate a process intended to result in a Sale of the Company (a “Forced Sale”); provided, that the other Major Stockholder may, if such sale process is initiated before the date falling 66 months after the Closing and certain other conditions are satisfied, elect to delay the sale process in certain circumstances; and
•
The New Stockholders Agreement will terminate upon the earliest to occur of a Qualified IPO (as defined in the New Stockholders Agreement), a Qualified Direct Listing (as defined in the New Stockholders Agreement), a Sale of the Company (as defined in the New Stockholders Agreement) or the written agreement of the Company and the Major Stockholders to terminate the New Stockholders Agreement.

New Bylaws

The New Bylaws will, among other things, provide that:

•
the total number of authorized directors of the Company, whether or not there are any vacancies in previously authorized directorships, will be seven directors, subject to change in conformity with the New Stockholders Agreement;
•
the requirements for a quorum at any meeting of the Board of Directors and for Board action shall be as set forth in the New Stockholders Agreement;
•
the Board of Directors may, subject to the terms of the New Stockholders Agreement, designate committees of the Board;

•
any action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, consistent with the New Certificate;
•
prior to the termination of the New Stockholders Agreement, if there is a conflict between the terms of the New Bylaws and the New Stockholders Agreement, the terms and provisions of the New Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the Delaware General Corporation Law that cannot be altered as a matter of public policy; and
•
the New Bylaws may be amended or repealed by the Board of Directors at any meeting or by the stockholders at any meeting, subject to the terms of the New Certificate and the New Stockholders Agreement.

The New Bylaws also incorporate various other updates and technical, clarifying and conforming changes.

The foregoing descriptions of the TSA and Exchange Agreement are not complete and are qualified in their entirety by reference to the full text of the TSA and the Exchange Agreement, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the SEC on July 8, 2024 (the “Form 8-K”). The foregoing descriptions of the Mutual Release Agreement, Credit Agreement Term Sheet and Second Lien Credit Agreement Term Sheet are not complete and are qualified in their entirety by reference to the full text of the Mutual Release Agreement included as Schedule 3 to the TSA, and the Credit Agreement Term Sheet and the Second Lien Credit Agreement Term Sheet included as Annex A and Annex B, respectively, to the Transaction Term Sheet attached as Exhibit A to the TSA, a copy of which was filed as Exhibit 10.1 to the Form 8-K. The foregoing descriptions of the New Stockholders Agreement and the New Bylaws are not complete and are qualified in their entirety by reference to the forms thereof which are attached as Exhibits to the Exchange Agreement, a copy of which was filed as Exhibit 10.2 to the Form 8-K. The intercreditor term sheet is included as Annex E to the Transaction Term Sheet attached as Exhibit A to the TSA (the “Intercreditor Term Sheet”), a copy of which was filed as Exhibit 10.1 to the Form 8-K.

Opinion of Ducera as Financial Advisor to the Special Committee

Ducera was retained by the Special Committee and the Company to act as a financial advisor to the Special Committee in connection with the Transaction. The Special Committee selected Ducera to act as its financial advisor based on Ducera’s qualifications, expertise, reputation and judgment, and Ducera’s understanding of the Company’s business. At the July 3, 2024 meeting of the Special Committee, Ducera delivered its oral opinion to the Special Committee, which was subsequently confirmed in writing, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the Transaction was fair, from a financial point of view, to the Company.

The full text of the written opinion of Ducera, dated as of July 3, 2024, is attached as Annex C to this Proxy Statement. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications, conditions and limitations on the scope of the review undertaken by Ducera in rendering its opinion. Ducera’s opinion is directed to the Special Committee and addresses only the fairness, from a financial point of view, of the Transaction to the Company. It does not constitute a recommendation to the Special Committee, the Board or to any other persons in respect of the Transaction, including as to how any holder of Company common stock should vote or act with respect to the Proposal. The summary of the opinion of Ducera set forth below is qualified in its entirety by reference to the full text of the opinion, which holders of Company common stock are encouraged to read carefully and in its entirety.

In connection with rendering its opinion, Ducera, among other things:

•
reviewed a draft of the TSA, dated June 27, 2024;
•
reviewed a draft of the Transaction Term Sheet (Exhibit A to the TSA), dated as of June 26, 2024;

•
reviewed a draft of the Exchange Agreement, dated as of July 1, 2024;
•
reviewed a draft of the Credit Agreement Term Sheet, dated as of June 30, 2024;
•
reviewed a draft of the Second Lien Credit Agreement Term Sheet, dated as of June 24, 2024;
•
reviewed certain publicly available financial statements and other business and financial information relating to the Company, which Ducera believed to be relevant;
•
reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company, prepared by the Company and furnished to Ducera by management of the Company;
•
reviewed certain non-public projected financial data relating to the Company, prepared by the Company and furnished to Ducera by management of the Company (the “Projections”);
•
reviewed and discussed the past and current business, operations, current financial condition and financial projections of the Company with its financial advisors and with its management (including their views on the amounts, timing, risks, achievability and uncertainties of attaining such projections);
•
reviewed the Company's prior projected financial data and the Company’s actual performance for the periods referenced in such projected financial data;
•
discussed the prior sales processes undertaken on behalf of the Company with its advisors and with management;
•
compared the financial performance and valuation metrics of the Company with those of certain publicly traded companies which Ducera believed to be relevant;
•
reviewed the financial terms, to the extent publicly available, of selected business combination transactions; and
•
performed such other studies, analyses and examinations and considered such other factors which Ducera believed to be appropriate.

In arriving at its opinion, Ducera assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the financial and other information supplied or otherwise made available to, discussed with, or reviewed by Ducera (including information that is available from generally recognized public sources), and Ducera assumes no liability for such information. Ducera further assumed, with the Special Committee’s consent, that all of the information furnished by management of the Company for purposes of Ducera’s analysis was accurate in all material respects as of the date of its opinion (except to the extent superseded by other information provided prior to the date of its opinion) and did not contain any material omissions or misstatements of material facts. With respect to the Projections, Ducera assumed, with the Special Committee’s consent, that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company. Ducera expressed no view as to any projected financial data relating to the Company, or on the assumptions on which they are based.

For purposes of rendering its opinion, Ducera assumed, in all respects material to its analysis, that the final executed TSA would not differ from the draft TSA reviewed by Ducera, and that all conditions to the consummation of the Transaction would be satisfied without material waiver, modification or delay. Ducera further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, the contemplated benefits expected to be derived in the proposed Transaction or the consummation of the Transaction.

Ducera did not make, nor assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor was Ducera furnished with any such valuations or appraisals, nor did Ducera evaluate the solvency or fair value of the Company under any laws relating to bankruptcy, insolvency or similar matters. Ducera’s opinion is necessarily based upon information made available to it as of the date its opinion was rendered and financial, economic, market and other conditions as they existed and could be evaluated on such date. Subsequent developments may affect Ducera’s opinion and the assumptions used in preparing it, and Ducera does not have any obligation to update, revise or reaffirm its opinion.

Ducera was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the Transaction, from a financial point of view, to the Company, as of the date of its opinion. Ducera was not asked to express, and Ducera did not express, any view on, and Ducera’s opinion did not address, the fairness of the proposed Transaction to, or any consideration received in connection therewith by, the holders of any indebtedness or securities of the Company. Ducera’s opinion did not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision to engage in the Transaction. Ducera’s opinion did not constitute a recommendation to the Special Committee or to any other persons in respect of the Transaction, including as to how any holder of Company common stock should vote or act in respect of the Proposal. Ducera expressed no opinion as to the price at which Company common stock will trade at any time. Ducera was not asked to pass upon, and expressed no opinion with respect to, any tax or other consequences that may result from the Transaction. Ducera does not have legal, regulatory, accounting or tax expertise and assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

In the ordinary course of business, Ducera and its affiliates provide investment banking and other advisory services to a wide range of entities and individuals, domestically and internationally, from which conflicting interests or duties may arise. In the ordinary course of such activities, Ducera and its affiliates may actively trade or otherwise effect transactions, for its own account and for the accounts of its clients, in debt or equity securities, or related derivative securities, or financial instruments (including bank loans or other obligations) of the Company or its affiliates, and accordingly Ducera may at any time hold a long or short position in such securities or instruments.

The issuance of Ducera’s opinion was approved by the fairness opinion committee of Ducera in accordance with Ducera’s procedures for such opinions.

Under the terms of its engagement letter, Ducera provided the Special Committee with financial advisory services in connection with the Transaction, and the Company agreed to pay Ducera an opinion fee of $800,000, which became due and payable upon the rendering of Ducera’s opinion letter. The Company has also agreed to reimburse Ducera’s reasonable and documented out-of-pocket expenses, including reasonable and documented expenses of Ducera’s external legal counsel, incurred in connection with Ducera’s engagement. In addition, the Company has agreed to indemnify Ducera, its affiliates, their respective members, managers, directors, officers, partners, agents and employees, and any controlling person of Ducera and its affiliates, against certain liabilities and expenses relating to or arising out of Ducera’s engagement.

During the two-year period prior to the date of the Ducera opinion, no material relationship existed between Ducera and the Company pursuant to which compensation was received by Ducera.

The Special Committee also received and reviewed the conflict disclosure letter regarding Ducera’s relationships with Ally Bank, Blackstone Private Credit Fund, Jonathan J. Ledecky, Linden Capital L.P., Manulife Investment Management Limited, MGG Investment Group LP, Ontario Teachers’ Pension Plan, Pivotal PAC Funding, LLC, Revolution Growth III, LP and The Carlyle Group (the “Relevant Entities”) prepared by Ducera and previously made available to the Special Committee (the “Conflict Disclosure Letter”). Based on its review of the Conflict Disclosure Letter, the Special Committee did not identify matters that would impair Ducera’s ability to fulfill its responsibilities as financial advisor to the Special Committee in connection with the Transaction. Ducera and its affiliates may provide financial or other services to the Company or its affiliates in the future and in connection with any such services Ducera may receive compensation.

The following is a summary of the material financial analyses presented by Ducera to the Special Committee and that were used in connection with rendering the opinion described above. In accordance with customary investment banking practice, Ducera employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by Ducera. The summary does not purport to be a complete description of the financial analyses performed by Ducera, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Ducera. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone and, in order to fully understand Ducera’s financial analyses, the tables must be read together with the full text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Ducera’s financial analyses. Except as otherwise noted, all quantitative information, to the extent it is based on market data, is based on market data as it existed on or before July 1, 2024, and is not necessarily indicative of current market conditions.

Ducera’s Financial Analysis of the Company

Publicly Traded Company Valuation Analysis

Ducera compared certain of the Company’s financial information with comparable publicly available information for companies in the e-discovery, data recovery and legal technology industries. The companies selected had operations and businesses that, for purposes of Ducera’s analysis, may be considered similar to the Company’s, based on business sector participation, financial and other metrics and operating characteristics and products (the “Selected Companies”).

•
SS&C Technologies Holdings, Inc.
•
Open Text Corporation
•
Donnelley Financial Solutions, Inc.
•
Dye & Durham Ltd.

For this analysis, Ducera reviewed, among other things, the implied enterprise value of each Selected Company as a multiple of (i) such Selected Company’s actual annualized adjusted earnings before interest, depreciation and amortization (“adjusted EBITDA”) for the first quarter of 2024 and estimated annualized adjusted EBITDAs for the second and third quarters of 2024 (together, the “EV/Annualized EBITDA Multiples”), and (ii) such Selected Company’s estimated EBITDA for the calendar year 2024 (the “EV/24E EBITDA Multiple”).

Based on the EV/Annualized EBITDA Multiples and EV/24E EBITDA Multiple, Ducera selected a multiple range of 7.0x to 9.0x.

Ducera applied this range to the average of the (i) annualized adjusted EBITDA of the Company for the first quarter of 2024, (ii) annualized estimated adjusted EBITDA of the Company for the second quarter of 2024 and (iii) annualized estimated adjusted EBITDA of the Company for the third quarter of 2024. This analysis implied an enterprise value of the Company ranging from approximately $293 to $376 million. Ducera applied this range to the estimated adjusted EBITDA of the Company for calendar year 2024, implying an enterprise value of the Company ranging from approximately $330 to $424 million.

No company utilized in the publicly traded company valuation analysis is identical to the Company. In evaluating peer companies for purposes of this analysis, Ducera made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Ducera’s control, such as the impact of competition on the Company’s businesses and the industry generally, industry growth and the absence of any adverse material change in the Company’s financial condition and prospects or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent Transactions Analysis

Ducera reviewed publicly available information relating to selected acquisition transactions in the e-discovery, data recovery, and legal technology sectors. For this analysis, Ducera reviewed, among other things, the implied enterprise value of the target company as a multiple of the last twelve months EBITDA of the target prior to transaction announcement derived from publicly available information (the “EV/LTM EBITDA Multiple”).

Announcement Date	Target	Acquirer	Enterprise Value ($ in millions, rounded to nearest whole number)	LTM EBITDA ($ in millions, rounded to nearest whole number)	EV/LTM EBITDA Multiple
11/2023	Open Text (AMC Segment)	Rocket Software	$2,275	$275	8.3x
05/2019	KLDiscovery	Pivotal Acquisition	$799	$69	11.6x
01/2018	DST Systems	SS&C Technologies	$5,523	$459	12.0x
07/2016	EPIQ Systems	Document Technologies	$1,008	$117	8.6x

Ducera chose the above precedent transactions for purposes of this analysis because Ducera believed they represented relevant transactions involving target companies in the e-discovery, data recovery, and legal technology sectors for which information was publicly available. Although none of the precedent transactions is directly comparable to the Transaction, the target companies in the selected precedent transactions are such that, for the purposes of analysis, the precedent transactions may be considered similar to the Transaction.

Based on the analysis of the EV/LTM EBITDA Multiple for the selected transactions, Ducera selected a range of 8.0 to 12.0x. Ducera applied this range to the average of the (i) annualized adjusted EBITDA of the Company for the first quarter of 2024, (ii) annualized estimated adjusted EBITDA of the Company for the second quarter of 2024, and (iii) annualized estimated adjusted EBITDA of the Company for the third quarter of 2024. This analysis implied an enterprise value of the Company ranging from approximately $334 to $501 million. Ducera then applied this range to the estimated adjusted EBITDA of the Company for calendar year 2024. This analysis implied an enterprise value of the Company ranging from approximately $377 to 565 million.

Discounted Cash Flow Analysis

Ducera calculated a range of enterprise values for the Company based on a discounted cash flow analysis to value the Company as a standalone entity. For purposes of its discounted cash flow analysis, Ducera defined unlevered free cash flow as GAAP earnings before interest, taxes, depreciation and amortization, less: capital expenditures; cash taxes; operational restructuring charges; cash paid for acquisitions, net of cash acquired; and any changes in net working capital. In performing the analysis, Ducera utilized forecast periods of 2.5 years, 3.5 years, and 4.5 years from the Projections’ starting date of July 1, 2024.

Utilizing the Projections, Ducera calculated the net present value of projected unlevered free cash flows for the Company from the second half of 2024 through (i) 2026 (the “2.5 Year DCF”), (ii) 2027 (the “3.5 Year DCF”) and (iii) 2028 (the “4.5 Year DCF”), and calculated terminal values based on an exit EBITDA multiple ranging from 7.0x to 9.0x, which were selected by Ducera in its professional judgment. The projected unlevered free cash flows and terminal values were then (i) discounted to present values as of July 1, 2024 at a discount rate of 15% to 19%, which discount rate was selected by Ducera in its professional judgment based upon an analysis of the Company’s estimated weighted average cost of capital. Collectively, this analysis implied an enterprise value of the Company ranging from approximately $470 to $637 million, for the 2.5 Year DCF; ranging from approximately $508 to $701 million, for the 3.5 Year DCF; and ranging from approximately $544 to $764 million, for the 4.5 Year DCF.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Ducera. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Ducera believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of the analyses as a whole, could create an incomplete view of the processes underlying the analyses and the opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Ducera with respect to the Company’s actual value.

In arriving at its opinion, Ducera reviewed various financial and operational metrics and forecasts for the Company, which were made available to Ducera by or on behalf of the Company. In arriving at its opinion, Ducera did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Ducera considered the totality of the factors and analyses performed. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Ducera are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Ducera’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold. None of the selected companies reviewed are identical to the Company and none of the selected transactions reviewed were identical to the Transaction. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for the purposes of Ducera’s analysis, may be considered similar to the Company’s operations and business, and the selected transactions were chosen because the target companies are such that, for purposes of Ducera’s analysis, the selected transactions may be considered similar to the Transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company.

The terms of the Transaction were determined through arm’s length negotiations among the Company (under the direction of the Special Committee) and the Consenting Stakeholders and were approved by the Special Committee. Although Ducera provided its fairness opinion to the Special Committee, the decision to enter into the Transaction was solely that of the Special Committee. Ducera did not recommend any specific consideration to the Company or that any specific amount or type of consideration constituted the only appropriate consideration for the Transaction. The opinion of Ducera and its presentation to the Special Committee were among a number of factors taken into consideration by the Special Committee in making its determination to approve the Transaction and the Transaction Documents and, with respect to the New Certificate, recommend that the Board of Directors approve the New Certificate.

Interests of the Company’s Directors and Executive Officers in the Transaction

In considering the recommendation of the Board of Directors that you vote to approve the Proposal, you should be aware that the Company’s directors and executive officers, and certain Consenting Stakeholders with which certain directors are affiliated, have interests in the Transaction that may be different from, or in addition to, the interests of the Company’s stockholders generally. The members of the Special Committee and the Board of Directors were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the Transaction, and in recommending to the Company’s stockholders that the Proposal be approved. These interests are described in more detail below.

Interests in the Transaction of Mr. Griffin, a Company director and the Chief Executive Officer & Chief Investment Officer of MGG Investment Group LP, are not discussed below because Mr. Griffin recused himself from all Board discussions, communications and votes relating to the Transaction.

Contingent Shares

As discussed above under the heading “Background”, the consideration issued in the Merger to LD Topco stockholders included the right to receive an aggregate of 2,200,000 Contingent Shares if certain conditions were met, including the occurrence of a “change in control” (as defined in the merger agreement for the Merger). The Transaction will constitute a change in control for this purpose. The Contingent Shares will be issued immediately prior to the Closing and will be included in the 4% of the Company’s common equity to be retained by Legacy Stockholders as of immediately after the Closing. Certain of the Company’s directors, or entities with which the directors are affiliated, and certain of the Company’s executive officers are entitled to receive Contingent Shares, as follows:

Evan Morgan	315 Contingent Shares are issuable to Conifer Partners and 2,077 Contingent Shares are issuable to Radcliff Principal Holdings LLC, affiliates of Mr. Morgan, a Company director
Richard Williams	95,600 Contingent Shares are issuable to WestView Capital Partners III, L.P., an affiliate of Mr. Williams, a Company director
Chris Weiler	133,713 Contingent Shares are issuable to Mr. Weiler, the Company’s Chief Executive Officer
Krystina Jones	8,025 Contingent Shares are issuable to Ms. Jones, the Company’s Chief Revenue Officer

As part of the Carlyle Settlement, Carlyle agreed to waive its right to receive a total of 1,264,166 Contingent Shares.

Mutual Release Agreement

At the Closing, the Company and the Consenting Stakeholders will enter into the Mutual Release Agreement. As described above in “ – Transaction Documents,” the Mutual Release Agreement includes broad releases in favor of the Company, the Consenting Stakeholders and their respective related parties, subject to certain customary exceptions. The Company’s directors and executive officers will be released parties under the Mutual Release Agreement, as will affiliates of the directors who are related parties of the Consenting Stakeholders, including Mr. Fujiyama, Mr. Griffin, Mr. Morgan, Mr. Prior, Mr. Shah, Ms. Tanenbaum and Mr. Williams.

Carlyle Settlement

Certain of the Company’s directors are affiliated and/or have relationships with Carlyle, including Ms. Tanenbaum and Messrs. Fujiyama, Prior and Shah. Carlyle and the Company (with the approval of the Special Committee) agreed to the Carlyle Settlement in connection with the Transaction, as described above in “ – Background.” The terms of the Carlyle Settlement are described in the Transaction Term Sheet attached as Exhibit A to the TSA.

Treatment of Certain Equity Awards

Closing the Transaction will effect a “Change in Control” as defined under the Company’s 2019 Incentive Award Plan (the “2019 Plan”). As a result, certain outstanding time-based restricted stock units (“RSUs”) granted under the 2019 Plan, including 45,000, 159,989 and 45,111 outstanding time-based RSUs granted to Mr. Weiler, Ms. Wilson, the Company’s Chief Financial Officer, and Krystina Jones, respectively, will vest as of immediately prior to the Closing. The shares of Company common stock issued upon vesting of these RSUs will be included in the 4% of the Company’s common equity to be held by Legacy Stockholders as of immediately after the Closing. In connection with the Transaction and the Change in Control under the 2019 Plan, all options and performance-based RSUs granted under the 2019 Plan, including those granted to the Company’s executive officers, will be canceled effective as of immediately prior to the Closing. No further awards will be granted under the 2019 Plan.

Management Incentive Plan

The TSA requires the Company to adopt the MIP effective as of Closing on the terms set forth in the TSA, pursuant to which the Company will reserve exclusively for issuance to management employees a pool of shares of Company common stock representing 7.5% of (1) the Company’s outstanding shares as of the Closing after giving effect to the issuance of new shares in the Debenture Equitization plus (2) all shares reserved for the MIP. RSUs representing two-thirds of this reserve will be issued pursuant to the initial grants under the MIP. One-third of the RSUs granted pursuant to the initial grants will be time-based RSUs that vest ratably on each of the first four anniversaries of the Closing and two-thirds will be performance-based RSUs that vest if the recipient remains employed by the Company through the consummation of a change in control of the Company that meets certain criteria. The terms of these RSU grants are described in the Management Equity Incentive Plan Term Sheet attached as Annex D to the TSA. The terms of the MIP were developed in consultation with the Company’s executive compensation consultant, who advised that the terms were consistent with market or more favorable to the Company than market.

Indemnification

Pursuant to the terms of the TSA, the Company’s directors and executive officers are entitled to certain ongoing indemnification under the Company’s governing documents and existing indemnification agreements (the “Indemnification Obligations”). The Company and the Consenting Stakeholders agreed in the TSA not to take any action after the Closing to limit the Indemnification Obligations. Prior to entering into the TSA and Exchange Agreement, the Company purchased tail coverage for its current directors’ and officers’ liability insurance policy, which tail coverage will become effective as of the Closing and be available after the Closing for the benefit of the Company’s current directors and officers. The premium for the tail coverage was approximately $1.3 million.

Employee Matters

The Company and the Consenting Stakeholders agreed in the TSA to continue the Company’s wages, compensation and benefits programs after the Closing, provided, that the Company shall have the right to modify or amend such programs, including the MIP, in accordance with their respective terms and applicable law. These programs include a KERP for executives that the Company implemented in June 2024 on terms agreed to by the Company’s debtholders. The KERP provides for cash awards totaling $1.49 million, payable in three equal installments on September 30, 2024, January 1, 2025 and April 1, 2025. Mr. Weiler, Ms. Wilson and Ms. Jones are eligible to receive awards under the KERP totaling $250,000, $300,000 and $125,000, respectively, if they remain employed by the Company on the applicable payment dates. The terms of the KERP were developed in consultation with the Company’s compensation consultant, who advised that the terms were consistent with market or more favorable to the Company than market.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

Questions and Answers About the Special Meeting

The following discussion addresses some questions you may have regarding the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement for additional information.

Why am I receiving this Proxy Statement?

The Company is soliciting proxies for the Special Meeting, including at any adjournments, continuations or postponements of the Special Meeting. You are receiving a Proxy Statement because you owned shares of common stock at the close of business on Wednesday, July 3, 2024, the Record Date, which entitles you to vote at the Special Meeting. By use of a proxy, you can vote whether or not you participate in the Special Meeting. This Proxy Statement describes the matter on which we would like you to cast a vote and provides information on this matter, as well as other related transactions, so that you can make an informed voting decision.

Why is KLDiscovery calling the Special Meeting?

We are calling the Special Meeting to ask the Company’s stockholders to approve a proposal to amend and restate the Current Certificate as set forth in the New Certificate.

When and where is the Special Meeting?

The Special Meeting will be held virtually on Monday, August 12, 2024, at 10:30 a.m., EDT. The Special Meeting will be a completely virtual meeting of stockholders, conducted solely via live audio webcast. The virtual meeting link is www.virtualshareholdermeeting.com/KLDI2024SM.

What is the record date for the meeting?

Our Board of Directors has fixed the close of business on Wednesday, July 3, 2024 as the Record Date for determining the stockholders entitled to notice of, and to vote at, the Special Meeting. On the Record Date, we had 43,516,392 shares of common stock issued and outstanding and entitled to vote.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “FOR” the Proposal.

What do I need to do now?

After carefully reading and considering the information in this Proxy Statement, please vote your shares as described in “—How do I vote?”

How do I vote?

Stockholders of record may vote their shares via the Internet at www.proxyvote.com prior to the virtual Special Meeting or at www.virtualshareholdermeeting.com/KLDI2024SM during the virtual Special Meeting. Stockholders of record may also vote by telephone prior to the meeting by dialing 1-800-690-6903 or by completing, signing and promptly mailing the proxy card in the envelope provided, which requires no postage if mailed in the United States. Stockholders that hold shares of common stock through a bank, broker or other agent or nominee may vote by following the instructions provided by such party.

How do I vote if my shares are held in “street name” by my broker, bank or other agent or nominee?

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent or nominee, you should have received voting instructions with these proxy materials from that organization rather than from us. Simply follow the voting instructions provided by your broker, bank or other agent or nominee to ensure that your vote is counted. To vote in person (virtually) at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent or nominee. Follow the instructions from your broker, bank or other agent or nominee included with these proxy materials or contact your broker, bank or other agent or nominee to request a proxy form.

If my shares are held in “street name” by a broker, bank or other agent or nominee will that party vote my shares for me even if I do not give my broker voting instructions?

Beneficial owners who hold their shares in street name should follow the instructions on the voting instruction form provided to you with these proxy materials. Brokers, banks and other agents or nominees holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other agent or nominee that holds your shares with specific voting instructions, the nominee may in some cases vote the shares in its discretion but is not permitted to vote on certain types of proposals and may elect not to vote on any proposal. If you do not provide voting instructions and the nominee that holds your shares has the right to vote on a proposal, but elects not to do so, it will result in a “broker non-vote” for the matters on which the broker does not vote. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum at a stockholder meeting but may not be counted for the purpose of determining the number of votes cast on the applicable matter. We encourage you to provide specific instructions to your broker, bank or other agent or nominee by returning your voting instruction form or by voting electronically via the Internet or by telephone, if permitted by the broker, bank or other agent or nominee that holds your shares. This ensures that your shares will be properly voted at the Special Meeting.

What vote is required to establish a quorum and approve the Proposal?

The presence, in person (virtually) or by proxy, of stockholders holding shares representing a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum. If a quorum is not present, the Special Meeting will be adjourned or postponed to solicit additional proxies.

Approval of the Proposal requires the affirmative vote of a majority of the outstanding shares of Company common stock. You may vote “for,” “against” or “abstain” on the Proposal. If you “abstain” from voting (whether by voting “abstain” or by not attending the meeting), this will have the same effect as a vote “against” the Proposal. Similarly, broker non-votes, if any, will have the same effect as a vote “against” the Proposal.

The Consenting Stakeholders collectively hold over 63% of our outstanding shares of common stock as of the Record Date and each has agreed in the TSA to support the Transaction, which includes voting “for” the Proposal. The vote of the Consenting Stakeholders will be sufficient to satisfy the voting requirements necessary to establish a quorum and approve the Proposal. As a result, we expect the Proposal to be approved at the Special Meeting.

How is the vote counted?

Holders of record of common stock on the Record Date will be entitled to one vote per share on any matter that may properly come before the Special Meeting and any adjournments, continuations or postponements of the Special Meeting.

Shares of our common stock represented at the Special Meeting by proxies and not revoked before such shares are voted at the Special Meeting will be voted at the Special Meeting, and at any adjournments, continuations or postponements of the Special Meeting, in accordance with the instructions on the proxies and as determined by the individuals listed on the proxy card in their discretion with respect to any other matter that properly comes before the Special Meeting or any adjournments, continuations or postponements thereof.

If a proxy is duly submitted without instructions, the shares of common stock represented by that proxy will be voted “for” the Proposal.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and serve as the independent inspector of election.

Can I revoke a proxy and change my vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the Special Meeting.

A record holder who executes a proxy may revoke it or change its vote before or at the Special Meeting by: (i) delivering to our corporate secretary a written notice of revocation of a previously delivered proxy, with such notice dated after the previously delivered proxy; (ii) duly executing, dating and delivering to our corporate secretary a subsequent proxy; (iii) voting again over the Internet or by telephone; or (iv) participating in the Special Meeting and voting at that time. Participation at the Special Meeting without voting will not, in and of itself, constitute revocation of a proxy. Any written notice revoking a proxy should be delivered to KLDiscovery Inc., Attn: General Counsel and Secretary, 9023 Columbine Road, Eden Prairie, MN 55347.

If your shares of common stock are held in a brokerage account or through any other agent or nominee, you must follow your broker’s or nominee’s instructions to revoke a proxy.

How do I log in to the Special Meeting?

To participate in the virtual Special Meeting, log in at www.virtualshareholdermeeting.com/KLDI2024SM. Stockholders will need their unique 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) or voting instruction form that accompanies the proxy materials. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through the http://www.proxyvote.com website, then you may access, participate in and vote at the Special Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, if you hold your shares in street name and your voting instruction form does not include a 16-digit number control number, please contact your broker, bank or other nominee as soon as possible (preferably at least five days before the Special Meeting), to obtain a “legal proxy” in order to be able to attend, participate in or vote at the Special Meeting.

May I vote during the virtual Special Meeting?

Yes. If you were a stockholder of record as of the close of business on Wednesday, July 3, 2024, the Record Date, you may participate in the virtual Special Meeting and vote your shares during the Special Meeting instead of voting in advance by Internet or telephone or returning a signed proxy card. However, we urge you to vote in advance even if you are planning to participate in the Special Meeting.

What happens if the meeting is adjourned?

If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned from time to time by the chairperson of the Special Meeting or upon the approval of the holders of a majority in voting power of the stockholders entitled to vote at the meeting, present by remote communication, or represented by proxy, until a quorum is present.

The Consenting Stakeholders collectively hold over 63% of our outstanding shares of common stock as of the Record Date and each has agreed in the TSA to support the Transaction, which includes voting “for” the Proposal. The vote of the Consenting Stakeholders will be sufficient to satisfy the voting requirements necessary to establish a quorum and, as a result, we do not expect the Special Meeting to be adjourned for lack of a quorum. The meeting may otherwise be adjourned from time to time, as determined by the chairperson of the meeting.

Any business may be transacted at the adjourned meeting which might have been transacted at the meeting originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Who should I contact if I have technical issues accessing the virtual Special Meeting?

Online access to the audio webcast will open approximately thirty minutes prior to the start of the Special Meeting to allow time for you to log in and test your computer audio system. We encourage stockholders to access the meeting prior to the start time. If you encounter any difficulties accessing the Special Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Special Meeting website log-in page.

May I see a list of stockholders entitled to notice of the meeting as of the Record Date?

A list of the names of stockholders entitled to vote at the Special Meeting will be available for examination by any stockholder for 10 days before the Special Meeting for any purpose germane to the Special Meeting at www.proxyvote.com. Such list will also be available during the virtual Special Meeting for examination by any stockholder at www.virtualshareholdermeeting.com/KLDI2024SM.

Who can help answer my questions regarding the Special Meeting or the Proposal?

You may contact KLDiscovery to assist you with questions about the Special Meeting. You may reach KLDiscovery at:

KLDiscovery Inc.

Attention: Dawn Wilson

9203 Columbine Road

Eden Prairie, MN 55347

dawn.wilson@kldiscovery.com

(571) 424-0818

Who pays the costs for soliciting proxies by KLDiscovery?

We are soliciting proxies for the Special Meeting from our stockholders, and we will bear the entire cost of soliciting proxies from our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding common stock for the benefit of others so that such brokerage houses, fiduciaries and custodians may forward the solicitation materials to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other employees of the Company. No additional compensation will be paid to our directors, officers or other employees for these services.

Other Matters

Delivery of Documents to Stockholders Who Share an Address

The Company has delivered only one Proxy Statement to multiple stockholders who share an address unless the Company received contrary instructions from the affected stockholders prior to the mailing date. The Company will promptly deliver, upon written or oral request, separate paper copies of all Special Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Proxy Statement, contact KLDiscovery Inc., 9023 Columbine Road, Eden Prairie, MN 55347, Attention: Dawn Wilson, Investor Relations, emailing us at dawn.wilson@kldiscovery.com or calling us at (571) 424-0818.

Stockholders sharing an address who received multiple copies of the Special Meeting materials can request delivery of a single copy of stockholder meeting materials in the future by writing to KLDiscovery Inc., 9023 Columbine Road, Eden Prairie, MN 55347 Attention: Dawn Wilson, Investor Relations, emailing us at dawn.wilson@kldiscovery.com or calling us at (571) 424-0818.

Where You Can Find More Information

We are subject to the information filing requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, file certain reports and other information with the SEC relating to our business, financial condition and other matters. Electronic copies of these materials are available on the SEC website at http://www.sec.gov. We may include additional information relating to the Proposal in our SEC filings after this Proxy Statement is mailed and we encourage you to review such information.

Any person from whom proxies for the meeting are solicited may obtain, if not already received, from the Company, without charge, a copy of the Company’s Annual Report, by written request addressed to KLDiscovery Inc., 9203 Columbine Road, Eden Prairie, MN 55347, Attention: Investor Relations Department. The Annual Report is not soliciting material and is not incorporated into this document by reference.

In order to obtain any documents you request from the Company in time for the Special Meeting, you must request the documents from the Company by July 29, 2024, which is ten business days prior to the date of the Special Meeting.

ANNEX A

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KLDISCOVERY INC.

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KLDISCOVERY INC.

(Originally incorporated on August 2, 2018 under the name Pivotal Acquisition Corp.)

KLDiscovery Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended or supplemented, the “DGCL”), does hereby certify that:

1. The original Certificate of Incorporation of the corporation, which was incorporated under the name Pivotal Acquisition Corp., was filed with the Secretary of State of the State of Delaware on August 2, 2018, and subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation on January 31, 2019 and the Second Amended and Restated Certificate of Incorporation on December 19, 2019, and subsequently amended on June 17, 2024 (as so amended and restated, the “Prior Certificate”).

2. This Third Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Prior Certificate. This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 242 and 245 of the DGCL.

3. The text of the Prior Certificate is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is KLDiscovery Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

Effective as of the effectiveness of the Third Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of common stock, par value $0.0001 per share, of the Corporation (the “Old Common Stock”) issued prior to the Effective Time (including shares held by the Corporation as treasury stock) shall automatically, without any further action on the part of the Corporation or any holder of Old Common Stock, and whether or not certificates (if any) representing such shares of Old Common Stock are surrendered to the Corporation or its transfer agent, be reclassified and changed into one validly issued, fully paid and nonassessable share of Class A Common Stock (as defined below) (the “Reclassification”). Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock, if any, shall, immediately after the Effective Time, cease to represent any equity interest in the Corporation.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 4,501,000,000, which shall be divided into four classes as follows:

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2,500,000,000 shares shall be Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 1,000,000,000 shares shall be Class B-1 Common Stock, par value $0.0001 per share (the “Class B-1 Common Stock”), 1,000,000,000 shares shall be Class B-2 Common Stock, par value $0.0000001 per share (the “Class B-2 Common Stock”, and together with the Class A Common Stock and Class B-1 Common Stock, the “Common Stock”), and 1,000,000 shares shall be Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. Subject to the voting or consent rights, if any, of the holders of any outstanding shares of Preferred Stock, the number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt and notwithstanding anything herein to the contrary, subject to the voting or consent rights, if any, of the holders of any outstanding shares of Preferred Stock, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to amendments to the Amended and Restated Certificate (as defined below).

B. Common Stock.

1. General. The voting, dividend, liquidation, and conversion rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors. The number of outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock must be equal to each other at all times, and the Corporation shall not have power to issue, dispose from treasury, or acquire (whether by repurchase, redemption, surrender or otherwise) shares of Class B-1 Common Stock or Class B-2 Common Stock unless, immediately following such issuance, disposition or acquisition, there shall be an equal number of outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock.

2. Voting. Each share of Class A Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders or in connection with any action by written consent; each share of Class B-1 Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders

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or in connection with any action by written consent, other than the election, removal or replacement of directors, and shall not entitle the holder thereof to vote on, or act by written consent with respect to, the election, removal or replacement of directors; and each share of Class B-2 Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote (including by written consent) only on the election, removal or replacement of directors and shall not entitle the holder thereof to vote on, or act by written consent with respect to, any other matter unless otherwise provided herein or required by law.

3. Single Class. Except as otherwise expressly provided herein, or required by law, on any matter submitted to a vote of the holders of Common Stock, the holders of the Class A Common Stock, the Class B-1 Common Stock and/or the Class B-2 Common Stock, as applicable, entitled to vote on such matter shall vote together as such as a single class with any series of Preferred Stock entitled to vote thereon, and not separately as separate classes, at any annual meeting or special meeting of the stockholders of the Corporation, or in connection with any action taken by written consent.

4. Amendment. Except as otherwise required by law or provided in this Third Amended and Restated Certificate of Incorporation (as it may be amended from time to time, and including any certificate of designation filed with respect to any series of Preferred Stock, the “Amended and Restated Certificate”), holders of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, as such, shall not be entitled to vote on any amendment to the Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

5. Number of Shares. Subject to the voting or consent rights, if any, of the holders of any outstanding shares of Preferred Stock, the number of authorized shares of each of the Class A Common Stock, the Class B-1 Common Stock, and the Class B-2 Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding and, in the case of Class A Common Stock, not below a number of shares thereof equal to the sum of the number of shares of Class A Common Stock then outstanding plus the number of shares of Class B-1 Common Stock then outstanding and, in the case of Class B-1 Common Stock and Class B-2 Common Stock, not below a number of shares thereof equal to the sum of the number of shares of Class B-1 Common Stock or Class B-2 Common Stock, as applicable, then outstanding plus the number of shares of Class A Common Stock then outstanding and convertible into Class B-1 Common Stock and Class B-2 Common Stock) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased. For the avoidance of doubt and notwithstanding anything herein to the contrary, subject to the

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voting or consent rights, if any, of the holders of any outstanding shares of Preferred Stock, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to amendments to the Amended and Restated Certificate.

6. Dividends.

i. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Class A Common Stock and the Class B-1 Common Stock, equally, identically and ratably, on a per share basis, at such times and in such amounts as the Board of Directors in its discretion shall determine; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, (i) the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, (ii) the holders of Class B-1 Common Stock shall receive Class B-1 Common Stock or rights to acquire Class B-1 Common Stock, as the case may be, and (iii) in the case of rights to acquire Common Stock, such rights shall be substantially identical other than the class of Common Stock for which they are exercisable. Notwithstanding the foregoing, the Board of Directors may declare and pay a dividend to the holders of the Class A Common Stock or Class B-1 Common Stock that is not equal, identical and ratable to the dividend, if any, declared and paid to the holders of the Class B-1 Common Stock or Class A Common Stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) if the declaration and payment of such a dividend are approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B-1 Common Stock, each voting separately as a class.

ii. Except as otherwise provided under the Amended and Restated Certificate, dividends shall not be declared by the Board of Directors or paid in respect of Class B-2 Common Stock; provided, however, that:

A. in the event that any shares of Class B-1 Common Stock or any right to acquire any shares of Class B-1 Common Stock are issued as a dividend to the holders of Class B-1 Common Stock, a corresponding number of shares of Class B-2 Common Stock or rights to acquire a corresponding number of shares of Class B-2 Common Stock, respectively, shall be issued pro rata to the holders of Class B-2 Common Stock as a dividend and, in the case of rights to acquire Common Stock, such rights must be substantially identical other than the class of Common Stock for which they are exercisable.

B. on or as soon as reasonably practicable after the Effective Time, the holders of shares of Class B-2 Common Stock, as such, shall be entitled to receive a fixed cash dividend equal to CAD$10,000 (grossed up by the

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amount of any withholding or similar tax required by law to be imposed on such dividend), prorated among all such outstanding shares as of the record date for such dividend, and thereafter shall be entitled to receive on an annual basis a fixed cash dividend equal to CAD$10,000 (grossed up by the amount of any withholding or similar tax required by law to be imposed on such dividend), prorated among all such outstanding shares as of the record date for such dividend; provided, that to the extent the Corporation may not lawfully pay such dividend, such dividend shall accrue and, to the extent the Corporation may lawfully pay such dividend or portion thereof, the Corporation shall promptly pay such accrued and unpaid dividends or portion thereof. Notwithstanding anything contained in the Amended and Restated Certificate to the contrary, this Article FOURTH, Section B(6)(ii)(B) may not be amended, altered, repealed or rescinded, in whole or in part, nor may any provision inconsistent with this Article FOURTH, Section B(6)(ii)(B) be adopted (in each case, whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise), without, in addition to any other vote required by the DGCL or the Amended and Restated Certificate, the affirmative vote of the holders of a majority of the shares of Class B-2 Common Stock.

7. Merger. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the then-outstanding Class A Common Stock and Class B-1 Common Stock, voting as two separate classes, shall be required to approve any merger, consolidation, conversion, transfer, domestication or continuance (whether or not the Corporation is the surviving person) unless holders of the Class A Common Stock and Class B-1 Common Stock, as such, will be entitled to receive ratable, equal and substantially identical per share payments or distributions, if any, in connection with such merger, consolidation, conversion, transfer, domestication or continuance, in which case they shall vote together as a single class with respect to any vote on the merger, consolidation, conversion, transfer, domestication or continuance required by applicable law; provided, however, that in the event that the holders of Class A Common Stock and Class B-1 Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing shall be deemed satisfied, and then-outstanding Class A Common Stock and Class B-1 Common Stock shall vote together as a single class with respect to any vote on the merger, consolidation, conversion, transfer, domestication or continuance required by applicable law, if holders of each such class are granted substantially similar election rights. In the event of any merger, consolidation, conversion, transfer, domestication or continuance (whether or not the Corporation is the surviving person) in which all of the outstanding shares of each class of Common Stock do not remain outstanding, the holders of Class B-2 Common Stock, as such, shall be entitled to receive an amount per share of Class B-2 Common Stock equal to the par value of such share (with the amount payable to each holder of Class B-2 Common Stock, as such, for

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the aggregate number of shares of Class B-2 Common Stock owned by such stockholder rounded up to the nearest whole cent), and no more.

8. Conversion.

i. Conversion Rights; Related Redemption.

A. Shares of Class A Common Stock shall be convertible at any time at the option of the holder of such shares into an equal number of shares of Class B-1 Common Stock and an equal number of shares of Class B-2 Common Stock but only if, at such time, such holder of Class A Common Stock is, without giving effect to the applicable conversion in question, the record owner of shares of Class B-1 Common Stock or Class B-2 Common Stock. Any such holder converting any of its shares of Class A Common Stock may require that any such shares of Class B-2 Common Stock (that would otherwise be issued to such holder pursuant to such conversion) be issued to any of its Affiliates (as defined in the Stockholders Agreement (as defined below)) or any holder of Class B-2 Common Stock as may be designated by such requesting holder. Subject to Article FOURTH Section (B)(8)(ii)(C), shares of Class B-1 Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder of such shares of Class B-1 Common Stock, if and only if contemporaneously with such conversion, an equal number of shares of Class B-2 Common Stock are redeemed by the Corporation pursuant to Article FOURTH Section (B)(8)(ii)(C).

ii. Conversion Mechanics. Subject to Article FOURTH Section (B)(8)(ii)(C):

A. Each conversion of shares pursuant to Article FOURTH Section (B)(8)(i)(A) shall be effected by delivery to the Corporation at its principal office or to the Corporation’s transfer agent of prior written notice by the holder of such shares stating the number of shares that any such holder desires to so convert and, in connection with a conversion of Class B-1 Common Stock, identifying the holder of Class B-2 Common Stock whose shares will be automatically redeemed in connection with such conversion pursuant to Article FOURTH Section (B)(8)(ii)(C) (“Conversion Notice” and the holder identified therein, the “Redeemed Stockholder”). Subject to Article FOURTH Section (B)(8)(ii)(C), such conversion shall be deemed to have been effected as of the close of business on the date of receipt of the Conversion Notice and at such time, the rights of any such holder with respect to the converted Class A Common Stock or Class B-1 Common Stock, as applicable, shall cease.

B. The holder of any shares to be converted shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect of the conversion or other costs incurred by the Corporation or the holder in connection with such conversion. Upon any

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conversion, the Corporation shall issue and deliver to the holder of the shares of Common Stock issued upon such conversion a notice of issuance of uncertificated shares.

C. As a condition precedent to any conversion of Class B-1 Common Stock pursuant to Article FOURTH Section (B)(8)(i)(A), the Corporation shall, to the fullest extent permitted by law, redeem from the Redeemed Stockholder an equal number of shares of Class B-2 Common Stock for a per share redemption price equal to the par value of such share (with the amount payable to the Redeemed Stockholder for the aggregate number of shares of Class B-2 Common Stock redeemed rounded up to the nearest whole cent). Any purported conversion of shares of Class B-1 Common Stock that is not accompanied by a simultaneous redemption of an equal number of shares of Class B-2 Common Stock pursuant to this Article FOURTH Section (B)(8)(ii)(C) shall be void ab initio, and no such purported conversion of the Class B-1 Common Stock into shares of Class A Common Stock shall be deemed to occur. Any redemption of Class B-2 Common Stock that occurs pursuant to this Article FOURTH Section (B)(8)(ii)(C) shall be deemed effective at the time that the corresponding conversion of Class B-1 Common Stock is deemed to be effective or to occur pursuant to Article FOURTH Section (B)(8)(ii)(A), and at such time, such shares of Class B-2 Common Stock shall no longer be deemed outstanding and the rights of any previous holder of Class B-2 Common Stock with respect to such stock shall cease.

iii. The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock in accordance with the provisions of the Amended and Restated Certificate and subject to applicable law.

iv. Notwithstanding anything contained in the Amended and Restated Certificate to the contrary, this Article FOURTH, Section B(8) may not be amended, altered, repealed or rescinded, in whole or in part, nor may any provision inconsistent with this Article FOURTH, Section B(8) be adopted (in each case, whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise), without, in addition to any other vote required by the DGCL or the Amended and Restated Certificate, the affirmative vote of the holders of a majority of the shares of Class B-1 Common Stock.

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9. Liquidation. Subject to the rights of any holders of any outstanding shares of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Corporation shall distribute its assets to holders of Common Stock as follows:

i. First, to each holder of Class B-2 Common Stock outstanding, an amount per share of Class B-2 Common Stock equal to the sum of (x) any unpaid dividends accrued on such share pursuant to Article FOURTH, Section B(6)(ii)(B) and (y) $0.0000001 per share (with the amount payable to each holder of Class B-2 Common Stock, as such, for the aggregate number of shares of Class B-2 Common Stock owned by such stockholder rounded up to the nearest whole cent).

ii. Second, and after the payment in full of the amounts set out in Article FOURTH, Section (B)(9)(i), to the holders of shares of Class A Common Stock and Class B-1 Common Stock, as such, the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Class A Common Stock and Class B-1 Common Stock held by them. The holders of the Class B-2 Common Stock, as such, shall not be entitled to receive any such distributions pursuant to this Article FOURTH, Section (B)(9)(ii).

10. Subdivisions, Combinations. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each class of Common Stock, voting as separate classes, the Corporation may not subdivide or combine the shares of any class of Common Stock unless the shares of the other classes of Common Stock concurrently are subdivided or combined in the same proportion and in the same manner.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Stockholders Agreement.

1. For purposes of the Amended and Restated Certificate, “Stockholders Agreement” means the Stockholders Agreement dated [●], by and among the Corporation, 1397225 Ontario Limited and the affiliates of MGG Investment Group LP listed on the signature pages thereto, as it may be amended from time to time by the parties thereto in accordance with its terms. The Corporation shall maintain a copy of the Stockholders Agreement at the principal offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. In addition, the Corporation shall provide prompt notice of any amendment to the Stockholders Agreement to its stockholders; provided that if the Class A Common Stock is then listed on a national securities exchange, such notice may be deemed given if disclosed in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to § 13, § 14 or § 15(d) (15 U.S.C. § 78m, § 77n or § 78o(d)) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or the corresponding provisions of any subsequent United States federal securities laws, rules or regulations. For

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purposes of the Amended and Restated Certificate, a “Termination Event” shall mean termination of the Stockholders Agreement pursuant to its terms.

2. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors and shall be conducted in accordance with the bylaws of the Corporation (as amended from time to time, the “Bylaws”) and, prior to a Termination Event, the Stockholders Agreement. In furtherance thereof, prior to a Termination Event, the requirements for creation and composition of any committee of the Board of Directors, qualifications to be chosen, and to continue to serve, as Chair of the Board of Directors, the size of the Board of Directors and qualifications of its members, quorum and action of the Board of Directors, approvals for certain actions, and manner of choosing officers of the Corporation, terms of office of such officers, and filling of vacancies in officer positions, shall be those as are set forth in the Stockholders Agreement.

3. Notwithstanding anything in the Amended and Restated Certificate to the contrary, prior to a Termination Event, (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of the Stockholders Agreement, including by any amendment to the Amended and Restated Certificate (whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise), and (ii) the Corporation shall lack the power to engage in any such act or activity, which shall be void ab initio unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by the consent of the Major Stockholders (as defined in the Stockholders Agreement). For the avoidance of doubt, a breach of the Stockholders Agreement shall not occur if an act or activity would constitute a breach of a contractual right of one or more of the parties to the Stockholders Agreement and such right has been waived (either by a limited waiver or otherwise and whether before or after such act or activity occurs) by such party or parties.

4. Prior to the Termination Date, in the event of any conflict between the terms and provisions of the Amended and Restated Certificate and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL that cannot be altered as a matter of public policy. For the avoidance of doubt, the voting powers attached (as such term “attached” is used in the Pension Benefits Act Regulations (Ontario)) to each share of stock (including the power to vote on the election and removal of directors) shall be those as set forth in the Amended and Restated Certificate, and provisions in the Stockholders Agreement obligating parties thereto to exercise those voting powers as required therein shall not be deemed to change the voting powers so attached to each share of stock as set forth in the Amended and Restated Certificate.

B. Election of directors need not be by ballot unless the Bylaws so provide.

C. Subject, prior to a Termination Event, to the Stockholders Agreement, in furtherance and not in limitation of the rights, power, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws. The Corporation may in its

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Bylaws, and subject, prior to a Termination Event, to the Stockholders Agreement, confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of the Amended and Restated Certificate, the Bylaws, and, prior to a Termination Event, the Stockholders Agreement; provided, however, that no bylaw shall invalidate any prior act of the directors which was valid prior to such bylaw having been made.

E. Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

F. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified, or until their earlier death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by stockholders and not directors. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified.

SIXTH:

A. The personal liability of the directors and officers of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director or officer is hereby eliminated to the fullest extent permitted by the DGCL.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto (for the avoidance of doubt, including but not limited to the Corporation’s current and former directors and officers). The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by a current or former officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. If a claim under Article SIXTH, Section B is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the

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indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SIXTH or otherwise shall be on the Corporation.

D. Any amendment, repeal or modification of this Article SIXTH, or the adoption of any provision of the Amended and Restated Certificate inconsistent with this Article SIXTH, shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, repeal, modification, or adoption (for the avoidance of doubt, including but not limited to those rights and protections of current and former directors and officers). If the DGCL is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

SEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the Superior Court of the State of Delaware, or if such other court does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or its directors, officers or other employees, agents, or stockholders, arising pursuant to any provision of the DGCL or the Amended and Restated Certificate or the Bylaws

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(in each case, as may be amended from time to time) or (iv) any action asserting a claim against the Corporation or its directors, officers or other employees, agents, or stockholders, governed by the internal affairs doctrine, in each such case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding the foregoing, the provisions of this Article SEVENTH will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

EIGHTH: Subject, prior to the Termination Date, to the terms of the Stockholders Agreement and to any other applicable provisions of the Amended and Restated Certificate, from time to time any of the provisions of the Amended and Restated Certificate may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by the Amended and Restated Certificate are granted subject to the provisions of this Article EIGHTH. Notwithstanding any other provision of the Amended and Restated Certificate, and in addition to any vote required by applicable law and any approval required under the Stockholders Agreement, prior to a Termination Event, the Corporation shall not amend, alter or repeal, or adopt any provision inconsistent with, the following provisions, whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, without, in addition to any other vote required by the DGCL or the Amended and Restated Certificate, obtaining the affirmative vote of each of the Major Stockholders: (i) Article FIFTH, Section A of the Amended and Restated Certificate, or (ii) any other provision of the Amended and Restated Certificate that references the Stockholders Agreement. If any provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any sentence of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

NINTH:

A. Corporate Opportunity - Scope. In recognition and anticipation that (i) each Major Stockholder will remain, for some period of time, a stockholder of the Corporation, (ii) the Corporation and the Exempted Persons (as defined below) may engage in the same or similar activities or lines of businesses and may have an interest in the same or similar areas of corporate opportunities, (iii) the Corporation will derive benefits from its existing and potential future contractual, corporate and business relations with the Exempted Persons (including the service of officers, employees or directors) and (iv) there will be benefits in providing guidelines for such Exempted Persons with respect to the allocation of corporate opportunities and other

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matters, the provisions of this Article NINTH are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each Major Stockholder and each of their Affiliates (as defined in the Stockholders Agreement), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation; provided, that Exempted Persons shall not include the Corporation or any of its subsidiaries.

B. Competition and Allocation of Corporate Opportunities. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply to any Exempted Person with respect to the Corporation or any of its subsidiaries except as otherwise set forth herein. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by, (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, (ii) engaging directly or indirectly in business with a competitor of the Corporation or any of its subsidiaries or (iii) otherwise competing with the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; provided, that the foregoing waiver of corporate opportunities by the Corporation contained in this sentence shall not apply to any such corporate opportunity that is expressly and exclusively offered to a director or officer of the Corporation in his or her capacity as such. To the fullest extent permitted by law, the Corporation and its subsidiaries expressly waive any claim that the actions permitted by this Article NINTH, Section B, breach any duty owed to the Corporation, its subsidiaries or any of their respective stockholders, and any right to assert that such actions constitute a conflict of interest by such Exempted Persons with respect to the Corporation, its subsidiaries or any of their respective stockholders.

C. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article NINTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

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D. Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article NINTH in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article NINTH shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under the Amended and Restated Certificate, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

E. Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article NINTH.

TENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ELEVENTH: If any provision or provisions of the Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Amended and Restated Certificate (including, without limitation, each portion of any sentence of the Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be signed by the undersigned officer on this [●].

By:
Name:
Title:

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ANNEX B

MARKED CERTIFICATE OF INCORPORATION OF KLDISCOVERY INC.

~~SECOND~~THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION ~~OF PIVOTAL ACQUISITION CORP.~~

OF

KLDISCOVERY INC.

(Originally incorporated on August 2, 2018 under the name Pivotal Acquisition Corp.)

~~Pivotal Acquisition Corp~~KLDiscovery Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended ~~and~~or supplemented, the “DGCL”), does hereby certify that:

1. The original Certificate of Incorporation of the corporation, which was incorporated under the name Pivotal Acquisition Corp., was filed with the Secretary of State of the State of Delaware on August 2, 2018, and subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation ~~(the “Amended and Restated Certificate”)~~ on January 31, 2019 and the Second Amended and Restated Certificate of Incorporation on December 19, 2019, and subsequently amended on June 17, 2024 (as so amended and restated, the “Prior Certificate”).

2. This ~~Second~~Third Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the ~~Amended and Restated~~Prior Certificate. This ~~Second~~Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), ~~228,~~ 242 and 245 of the DGCL.

3. The text of the ~~Amended and Restated~~Prior Certificate is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is KLDiscovery Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at ~~c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B~~251 Little Falls Drive, Wilmington, New Castle County, Delaware ~~19805~~19808. The name of its registered agent at that address is ~~Vcorp Services, LLC~~Corporation Service Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:

Effective as of the effectiveness of the Third Amended and Restated Certificate of Incorporation (the “Effective Time”), each share of common stock, par value $0.0001 per share, of the Corporation (the “Old Common Stock”) issued prior to the Effective Time (including shares held by the Corporation as treasury stock) shall automatically, without any further action on the part of the Corporation or any holder of Old Common Stock, and whether or not certificates (if any) representing such shares of Old Common Stock are surrendered to the Corporation or its transfer agent, be reclassified and changed into one validly issued, fully paid and nonassessable share of Class A Common Stock (as defined below) (the “Reclassification”). Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock, if any, shall, immediately after the Effective Time, cease to represent any equity interest in the Corporation.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ~~201,000,000 of which 200,000,000~~4,501,000,000, which shall be divided into four classes as follows: 2,500,000,000 shares shall be Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 1,000,000,000 shares shall be Class B-1 Common Stock, par value $0.0001 per share (the “Class B-1 Common Stock”), 1,000,000,000 shares shall be Class B-2 Common Stock, par value $0.0000001 per share (the “Class B-2 Common Stock”, and together with the Class A Common Stock and Class B-1 Common Stock, the “Common Stock”), and 1,000,000 shares shall be Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law. ~~The number of~~ Subject to the voting or consent rights, if any, of the holders of any outstanding shares of Preferred Stock, the number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote~~,~~  irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt and notwithstanding anything herein to the contrary, subject to the voting or consent rights, if any, of the holders of any outstanding shares of Preferred Stock, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to amendments to the Amended and Restated Certificate (as defined below).

B. Common Stock.

1. General. The voting, dividend, liquidation, and conversion ~~and stock split~~ rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors ~~upon any issuance of the Preferred Stock of any series.~~. The number of outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock must be equal to each other at all times, and the Corporation shall not have power to issue, dispose from treasury, or acquire (whether by repurchase, redemption, surrender or otherwise) shares of Class B-1 Common Stock or Class B-2 Common Stock unless, immediately following such issuance, disposition or acquisition, there shall be an equal number of outstanding shares of Class B-1 Common Stock and Class B-2 Common Stock.

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2. Voting. Each ~~holder~~share of Class A Common Stock ~~shall be entitled to one vote for~~outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders or in connection with any action by written consent; each share of Class B-1 Common Stock ~~held by such holder. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation.~~outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders or in connection with any action by written consent, other than the election, removal or replacement of directors, and shall not entitle the holder thereof to vote on, or act by written consent with respect to, the election, removal or replacement of directors; and each share of Class B-2 Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote (including by written consent) only on the election, removal or replacement of directors and shall not entitle the holder thereof to vote on, or act by written consent with respect to, any other matter unless otherwise provided herein or required by law.

~~The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.~~

3. ~~Dividends. Subject to the rights of any holders of any shares of Preferred Stock which may from time to time come into existence and be outstanding~~Single Class. Except as otherwise expressly provided herein, or required by law, on any matter submitted to a vote of the holders of Common Stock, the holders of the Class A Common Stock ~~shall be entitled to the payment of dividends when and as declared by the Board of Directors in accordance with applicable law and to receive other distributions from the Corporation. Any dividends declared by the Board of Directors to the holders of the then outstanding shares of Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.~~, the Class B-1 Common Stock and/or the Class B-2 Common Stock, as applicable, entitled to vote on such matter shall vote together as such as a single class with any series of Preferred Stock entitled to vote thereon, and not separately as separate classes, at any annual meeting or special meeting of the stockholders of the Corporation, or in connection with any action taken by written consent.

4. Amendment. Except as otherwise required by law or provided in this Third Amended and Restated Certificate of Incorporation (as it may be amended from time to time, and including any certificate of designation filed with respect to any series of Preferred Stock, the “Amended and Restated Certificate”), holders of Class A Common Stock, Class B-1 Common Stock or Class B-2 Common Stock, as such, shall not be entitled to vote on any amendment to the Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of

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such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to the Amended and Restated Certificate (including any certificate of designation filed with respect to any series of Preferred Stock).

5. Number of Shares. Subject to the voting or consent rights, if any, of the holders of any outstanding shares of Preferred Stock, the number of authorized shares of each of the Class A Common Stock, the Class B-1 Common Stock, and the Class B-2 Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding and, in the case of Class A Common Stock, not below a number of shares thereof equal to the sum of the number of shares of Class A Common Stock then outstanding plus the number of shares of Class B-1 Common Stock then outstanding and, in the case of Class B-1 Common Stock and Class B-2 Common Stock, not below a number of shares thereof equal to the sum of the number of shares of Class B-1 Common Stock or Class B-2 Common Stock, as applicable, then outstanding plus the number of shares of Class A Common Stock then outstanding and convertible into Class B-1 Common Stock and Class B-2 Common Stock) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased. For the avoidance of doubt and notwithstanding anything herein to the contrary, subject to the voting or consent rights, if any, of the holders of any outstanding shares of Preferred Stock, the elimination and reduction of the voting requirements of Section 242 of the DGCL, as permitted by Section 242(d) of the DGCL, shall apply to amendments to the Amended and Restated Certificate.

6. Dividends.

i. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Class A Common Stock and the Class B-1 Common Stock, equally, identically and ratably, on a per share basis, at such times and in such amounts as the Board of Directors in its discretion shall determine; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, (i) the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, (ii) the holders of Class B-1 Common Stock shall receive Class B-1 Common Stock or rights to acquire Class B-1 Common Stock, as the case may be, and (iii) in the case of rights to acquire Common Stock, such rights shall be substantially identical other than the class of Common Stock for which they are exercisable. Notwithstanding the foregoing, the Board of Directors may declare and pay a dividend to the holders of the Class A Common Stock or Class B-1 Common Stock that is not equal, identical and ratable to the dividend, if any, declared and paid to the holders of the Class B-1 Common Stock or Class A Common Stock (whether in the amount of such dividend payable per share,

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the form in which such dividend is payable, the timing of the payment, or otherwise) if the declaration and payment of such a dividend are approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B-1 Common Stock, each voting separately as a class.

ii. Except as otherwise provided under the Amended and Restated Certificate, dividends shall not be declared by the Board of Directors or paid in respect of Class B-2 Common Stock; provided, however, that:

A. in the event that any shares of Class B-1 Common Stock or any right to acquire any shares of Class B-1 Common Stock are issued as a dividend to the holders of Class B-1 Common Stock, a corresponding number of shares of Class B-2 Common Stock or rights to acquire a corresponding number of shares of Class B-2 Common Stock, respectively, shall be issued pro rata to the holders of Class B-2 Common Stock as a dividend and, in the case of rights to acquire Common Stock, such rights must be substantially identical other than the class of Common Stock for which they are exercisable.

B. on or as soon as reasonably practicable after the Effective Time, the holders of shares of Class B-2 Common Stock, as such, shall be entitled to receive a fixed cash dividend equal to CAD$10,000 (grossed up by the amount of any withholding or similar tax required by law to be imposed on such dividend), prorated among all such outstanding shares as of the record date for such dividend, and thereafter shall be entitled to receive on an annual basis a fixed cash dividend equal to CAD$10,000 (grossed up by the amount of any withholding or similar tax required by law to be imposed on such dividend), prorated among all such outstanding shares as of the record date for such dividend; provided, that to the extent the Corporation may not lawfully pay such dividend, such dividend shall accrue and, to the extent the Corporation may lawfully pay such dividend or portion thereof, the Corporation shall promptly pay such accrued and unpaid dividends or portion thereof. Notwithstanding anything contained in the Amended and Restated Certificate to the contrary, this Article FOURTH, Section B(6)(ii)(B) may not be amended, altered, repealed or rescinded, in whole or in part, nor may any provision inconsistent with this Article FOURTH, Section B(6)(ii)(B) be adopted (in each case, whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise), without, in addition to any other vote required by the DGCL or the Amended and Restated Certificate, the affirmative vote of the holders of a majority of the shares of Class B-2 Common Stock.

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7. Merger. In addition to any other vote required by law, the affirmative vote of the holders of a majority of the then-outstanding Class A Common Stock and Class B-1 Common Stock, voting as two separate classes, shall be required to approve any merger, consolidation, conversion, transfer, domestication or continuance (whether or not the Corporation is the surviving person) unless holders of the Class A Common Stock and Class B-1 Common Stock, as such, will be entitled to receive ratable, equal and substantially identical per share payments or distributions, if any, in connection with such merger, consolidation, conversion, transfer, domestication or continuance, in which case they shall vote together as a single class with respect to any vote on the merger, consolidation, conversion, transfer, domestication or continuance required by applicable law; provided, however, that in the event that the holders of Class A Common Stock and Class B-1 Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing shall be deemed satisfied, and then-outstanding Class A Common Stock and Class B-1 Common Stock shall vote together as a single class with respect to any vote on the merger, consolidation, conversion, transfer, domestication or continuance required by applicable law, if holders of each such class are granted substantially similar election rights. In the event of any merger, consolidation, conversion, transfer, domestication or continuance (whether or not the Corporation is the surviving person) in which all of the outstanding shares of each class of Common Stock do not remain outstanding, the holders of Class B-2 Common Stock, as such, shall be entitled to receive an amount per share of Class B-2 Common Stock equal to the par value of such share (with the amount payable to each holder of Class B-2 Common Stock, as such, for the aggregate number of shares of Class B-2 Common Stock owned by such stockholder rounded up to the nearest whole cent), and no more.

8. Conversion.

i. Conversion Rights; Related Redemption.

A. Shares of Class A Common Stock shall be convertible at any time at the option of the holder of such shares into an equal number of shares of Class B-1 Common Stock and an equal number of shares of Class B-2 Common Stock but only if, at such time, such holder of Class A Common Stock is, without giving effect to the applicable conversion in question, the record owner of shares of Class B-1 Common Stock or Class B-2 Common Stock. Any such holder converting any of its shares of Class A Common Stock may require that any such shares of Class B-2 Common Stock (that would otherwise be issued to such holder pursuant to such conversion) be issued to any of its Affiliates (as defined in the Stockholders Agreement (as defined below)) or any holder of Class B-2 Common Stock as may be designated by such requesting holder. Subject to Article FOURTH Section (B)(8)(ii)(C), shares of Class B-1 Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder of such shares of Class B-1 Common Stock, if and only if contemporaneously with such conversion, an equal number of shares of Class B-2 Common Stock are

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redeemed by the Corporation pursuant to Article FOURTH Section (B)(8)(ii)(C).

ii. Conversion Mechanics. Subject to Article FOURTH Section (B)(8)(ii)(C):

A. Each conversion of shares pursuant to Article FOURTH Section (B)(8)(i)(A) shall be effected by delivery to the Corporation at its principal office or to the Corporation’s transfer agent of prior written notice by the holder of such shares stating the number of shares that any such holder desires to so convert and, in connection with a conversion of Class B-1 Common Stock, identifying the holder of Class B-2 Common Stock whose shares will be automatically redeemed in connection with such conversion pursuant to Article FOURTH Section (B)(8)(ii)(C) (“Conversion Notice” and the holder identified therein, the “Redeemed Stockholder”). Subject to Article FOURTH Section (B)(8)(ii)(C), such conversion shall be deemed to have been effected as of the close of business on the date of receipt of the Conversion Notice and at such time, the rights of any such holder with respect to the converted Class A Common Stock or Class B-1 Common Stock, as applicable, shall cease.

B. The holder of any shares to be converted shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect of the conversion or other costs incurred by the Corporation or the holder in connection with such conversion. Upon any conversion, the Corporation shall issue and deliver to the holder of the shares of Common Stock issued upon such conversion a notice of issuance of uncertificated shares.

C. As a condition precedent to any conversion of Class B-1 Common Stock pursuant to Article FOURTH Section (B)(8)(i)(A), the Corporation shall, to the fullest extent permitted by law, redeem from the Redeemed Stockholder an equal number of shares of Class B-2 Common Stock for a per share redemption price equal to the par value of such share (with the amount payable to the Redeemed Stockholder for the aggregate number of shares of Class B-2 Common Stock redeemed rounded up to the nearest whole cent). Any purported conversion of shares of Class B-1 Common Stock that is not accompanied by a simultaneous redemption of an equal number of shares of Class B-2 Common Stock pursuant to this Article FOURTH Section (B)(8)(ii)(C) shall be void ab initio, and no such purported conversion of the Class B-1 Common Stock into shares of Class A Common Stock shall be deemed to occur. Any redemption of Class B-2 Common Stock that occurs pursuant to this Article FOURTH Section (B)(8)(ii)(C) shall be deemed effective at the time that the corresponding conversion of Class B-1 Common Stock is deemed to be effective or to occur pursuant to Article FOURTH Section (B)(8)(ii)(A), and at such time, such shares of Class B-2 Common Stock shall no longer

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be deemed outstanding and the rights of any previous holder of Class B-2 Common Stock with respect to such stock shall cease.

iii. The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock in accordance with the provisions of the Amended and Restated Certificate and subject to applicable law.

iv. Notwithstanding anything contained in the Amended and Restated Certificate to the contrary, this Article FOURTH, Section B(8) may not be amended, altered, repealed or rescinded, in whole or in part, nor may any provision inconsistent with this Article FOURTH, Section B(8) be adopted (in each case, whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise), without, in addition to any other vote required by the DGCL or the Amended and Restated Certificate, the affirmative vote of the holders of a majority of the shares of Class B-1 Common Stock.

~~4~~9. Liquidation. Subject to the rights of any holders of any outstanding shares of Preferred Stock ~~which may from time to time come into existence and be outstanding~~, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the ~~funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares~~Corporation shall distribute its assets to holders of Common Stock ~~held by each such holder.~~as follows:

~~FIFTH: Upon the filing and effectiveness of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each outstanding share of Class A Common Stock and Class B Common Stock shall, without the payment of any additional consideration or other action on the part of the Corporation or the holder thereof, convert into one fully paid and nonassessable share of Common Stock. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Class A Common Stock or Class B Common Stock shall, immediately after the Effective Time, represent a number of shares of Common Stock equal to the same number of shares of Class A Common Stock or Class B Common Stock as is reflected on the face of such certificates. The Corporation may, but shall not be obliged to, issue new certificates evidencing the shares of Common Stock outstanding as a result of such automatic conversion unless and until the certificates evidencing the shares held by a holder prior to such automatic conversion are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.~~

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~~SIXTH: The provisions of this Article Sixth shall be subject to the terms of that certain Stockholders’ Agreement, dated as of December 19, 2019, by and among the Corporation and the stockholders party thereto, as amended or supplemented (including by any joinder) from time to time (the “Stockholders’ Agreement”), for so long as such Stockholders’ Agreement remains in effect. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors in Class I shall be elected for a term expiring at the 2020 Annual Meeting of Stockholders, the directors in Class II shall be elected for a term expiring at the 2021 Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the 2022 Annual Meeting of Stockholders. Commencing at the 2020 Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors (including unfilled vacancies resulting from the removal of directors for cause) may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.~~

i. First, to each holder of Class B-2 Common Stock outstanding, an amount per share of Class B-2 Common Stock equal to the sum of (x) any unpaid dividends accrued on such share pursuant to Article FOURTH, Section B(6)(ii)(B) and (y) $0.0000001 per share (with the amount payable to each holder of Class B-2 Common Stock, as such, for the aggregate number of shares of Class B-2 Common Stock owned by such stockholder rounded up to the nearest whole cent).

ii. Second, and after the payment in full of the amounts set out in Article FOURTH, Section (B)(9)(i), to the holders of shares of Class A Common Stock and Class B-1 Common Stock, as such, the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Class A Common Stock and Class B-1 Common Stock held by them. The holders of the Class B-2 Common Stock, as such, shall not be entitled to receive any such distributions pursuant to this Article FOURTH, Section (B)(9)(ii).

10. Subdivisions, Combinations. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each class of Common Stock, voting as separate classes, the Corporation may not subdivide or combine the shares of any class of Common

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Stock unless the shares of the other classes of Common Stock concurrently are subdivided or combined in the same proportion and in the same manner.

~~SEVENTH~~FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Stockholders Agreement.

1. For purposes of the Amended and Restated Certificate, “Stockholders Agreement” means the Stockholders Agreement dated [●], by and among the Corporation, 1397225 Ontario Limited and the affiliates of MGG Investment Group LP listed on the signature pages thereto, as it may be amended from time to time by the parties thereto in accordance with its terms. The Corporation shall maintain a copy of the Stockholders Agreement at the principal offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. In addition, the Corporation shall provide prompt notice of any amendment to the Stockholders Agreement to its stockholders; provided that if the Class A Common Stock is then listed on a national securities exchange, such notice may be deemed given if disclosed in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to § 13, § 14 or § 15(d) (15 U.S.C. § 78m, § 77n or § 78o(d)) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or the corresponding provisions of any subsequent United States federal securities laws, rules or regulations. For purposes of the Amended and Restated Certificate, a “Termination Event” shall mean termination of the Stockholders Agreement pursuant to its terms.

2. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors and shall be conducted in accordance with the bylaws of the Corporation (as amended from time to time, the “Bylaws”) and, prior to a Termination Event, the Stockholders Agreement. In furtherance thereof, prior to a Termination Event, the requirements for creation and composition of any committee of the Board of Directors, qualifications to be chosen, and to continue to serve, as Chair of the Board of Directors, the size of the Board of Directors and qualifications of its members, quorum and action of the Board of Directors, approvals for certain actions, and manner of choosing officers of the Corporation, terms of office of such officers, and filling of vacancies in officer positions, shall be those as are set forth in the Stockholders Agreement.

3. Notwithstanding anything in the Amended and Restated Certificate to the contrary, prior to a Termination Event, (i) the Corporation is not authorized to engage in any act or activity that would constitute a breach by the Corporation of the Stockholders Agreement, including by any amendment to the Amended and Restated Certificate (whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise), and (ii) the Corporation shall lack the power to engage in any such act or activity, which shall be void ab initio unless (in the case of either of clauses (i) or (ii)) such act or activity is approved, or ratified after such act or activity occurs, by the consent of the Major Stockholders (as defined in the Stockholders Agreement). For the avoidance of

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doubt, a breach of the Stockholders Agreement shall not occur if an act or activity would constitute a breach of a contractual right of one or more of the parties to the Stockholders Agreement and such right has been waived (either by a limited waiver or otherwise and whether before or after such act or activity occurs) by such party or parties.

4. Prior to the Termination Date, in the event of any conflict between the terms and provisions of the Amended and Restated Certificate and those contained in the Stockholders Agreement, the terms and provisions of the Stockholders Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL that cannot be altered as a matter of public policy. For the avoidance of doubt, the voting powers attached (as such term “attached” is used in the Pension Benefits Act Regulations (Ontario)) to each share of stock (including the power to vote on the election and removal of directors) shall be those as set forth in the Amended and Restated Certificate, and provisions in the Stockholders Agreement obligating parties thereto to exercise those voting powers as required therein shall not be deemed to change the voting powers so attached to each share of stock as set forth in the Amended and Restated Certificate.

~~A~~B. Election of directors need not be by ballot unless the Bylaws so provide.

~~B~~C. ~~In~~Subject, prior to a Termination Event, to the Stockholders Agreement, in furtherance and not in limitation of the rights, power, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws. The Corporation may in its Bylaws, and subject, prior to a Termination Event, to the Stockholders Agreement, confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

~~C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.~~

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware, of ~~this Second~~the Amended and Restated Certificate ~~of Incorporation, and to~~, the Bylaws, and, prior to a Termination Event, the Stockholders Agreement; provided, however, that no bylaw shall invalidate any prior act of the directors which was valid prior to such bylaw having been made.

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E. ~~No~~Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

F. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified, or until their earlier death, resignation or removal. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by stockholders and not directors. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his or her successor shall have been elected and qualified.

~~EIGHTH~~SIXTH:

A. The personal liability of the directors and officers of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director or officer is hereby eliminated to the fullest extent permitted by the DGCL. ~~Any amendment, repeal or modification of this Article Eighth, or the adoption of any provision of the Second Amended and Restated Certificate of Incorporation inconsistent with this Article Eighth, shall not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment, repeal or modification. If the DGCL is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.~~

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify, advance expenses and hold harmless all persons whom it may indemnify pursuant thereto (for the avoidance of doubt, including but not limited to the Corporation’s current and former directors and officers). The Corporation may, by action of the Board of Directors, provide rights to indemnification and to advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL. Expenses (including attorneys’ fees) incurred by ~~an~~a current or former officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

C. If a claim under Article SIXTH, Section B is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in

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any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SIXTH or otherwise shall be on the Corporation.

D. Any amendment, repeal or modification of this Article ~~Eighth~~ SIXTH, or the adoption of any provision of the Amended and Restated Certificate inconsistent with this Article SIXTH, shall not adversely affect any ~~rights~~right or protection existing hereunder immediately prior to such amendment, repeal ~~or~~, modification~~.~~ , or adoption (for the avoidance of doubt, including but not limited to those rights and protections of current and former directors and officers). If the DGCL is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

~~NINTH:~~

~~A.~~ SEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the Superior Court of the State of Delaware, or if such other court does not have jurisdiction, the federal district court for the District of Delaware ~~or other state courts of the State of Delaware~~) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer~~,~~ or other employee ~~or~~, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or its directors, officers or other employees, agents, or stockholders, arising pursuant to any provision

13

of the DGCL or ~~this Second~~the Amended and Restated Certificate ~~of Incorporation~~ or the Bylaws (in each case, as ~~either~~ may be amended from time to time) or (iv) any action asserting a claim against the Corporation or its directors, officers or other employees, agents, or stockholders, governed by the internal affairs doctrine, in each such case, subject to said ~~Court of Chancery (or the federal district court for the District of Delaware or other state court of the State of Delaware, as applicable)~~court having personal jurisdiction over the indispensable parties named as defendants therein. Notwithstanding the foregoing, the provisions of this ~~Section A~~Article SEVENTH will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

~~B.~~ EIGHTH: Subject, prior to the Termination Date, to the terms of the Stockholders Agreement and to any other applicable provisions of the Amended and Restated Certificate, from time to time any of the provisions of the Amended and Restated Certificate may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by the Amended and Restated Certificate are granted subject to the provisions of this Article EIGHTH. Notwithstanding any other provision of the Amended and Restated Certificate, and in addition to any vote required by applicable law and any approval required under the Stockholders Agreement, prior to a Termination Event, the Corporation shall not amend, alter or repeal, or adopt any provision inconsistent with, the following provisions, whether directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion, or otherwise, without, in addition to any other vote required by the DGCL or the Amended and Restated Certificate, obtaining the affirmative vote of each of the Major Stockholders: (i) Article FIFTH, Section A of the Amended and Restated Certificate, or (ii) any other provision of the Amended and Restated Certificate that references the Stockholders Agreement. If any provision or provisions of this Article ~~Ninth~~EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ~~Ninth~~EIGHTH (including, without limitation, each portion of any sentence of this Article ~~Ninth~~EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ~~Ninth~~EIGHTH.~~TENTH: Subject to the terms of the Stockholders’ Agreement, from time to time any of the provisions of this Second Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Second Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article Tenth.~~

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~~ELEVENTH~~NINTH:

A. Corporate Opportunity - Scope. ~~The~~In recognition and anticipation that (i) each Major Stockholder will remain, for some period of time, a stockholder of the Corporation, (ii) the Corporation and the Exempted Persons (as defined below) may engage in the same or similar activities or lines of businesses and may have an interest in the same or similar areas of corporate opportunities, (iii) the Corporation will derive benefits from its existing and potential future contractual, corporate and business relations with the Exempted Persons (including the service of officers, employees or directors) and (iv) there will be benefits in providing guidelines for such Exempted Persons with respect to the allocation of corporate opportunities and other matters, the provisions of this Article ~~Eleventh~~NINTH are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons ~~(as defined below)~~ to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means ~~(i) CEOF II DE AIV, L.P., CEOF II Coinvestment (DE), L.P. and CEOF II Coinvestment B (DE), L.P. (collectively, “Carlyle”), and their affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Carlyle~~each Major Stockholder and each of their Affiliates (as defined in the Stockholders Agreement), successors, directly or indirectly managed funds or vehicles~~, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation, (ii) Revolution Growth III, L.P. (“Revolution”) and their affiliates (including, but not limited to, any entity that, directly or indirectly, controls, is controlled by or is under common control with Revolution), successors, directly or indirectly managed funds or vehicles, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation and (iii) Pivotal Acquisition Holdings LLC, a Delaware limited liability company, Jonathan Ledecky and Kevin Griffin and each of their respective affiliates, successors~~, partners, principals, directors, officers, members, managers and employees, including any of the foregoing who serve as officers or directors of the Corporation; provided, that Exempted Persons shall not include the Corporation or any of its subsidiaries.

B. Competition and Allocation of Corporate Opportunities. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply to any Exempted Person with respect to the Corporation or any of its subsidiaries except as otherwise set forth herein. To the fullest extent permitted by law, the Exempted Persons shall not have any fiduciary duty to refrain from and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by, (i) engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, (ii) engaging directly or indirectly in business with a competitor of the Corporation or any of its subsidiaries or (iii) otherwise competing with the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business

15

opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries; provided, that the foregoing waiver of corporate opportunities by the Corporation contained in this sentence shall not apply to any such corporate opportunity that is expressly and exclusively offered to a director or officer of the Corporation in his or her capacity as such. To the fullest extent permitted by law, the Corporation and its subsidiaries expressly waive any claim that the actions permitted by this Article NINTH, Section B, breach any duty owed to the Corporation, its subsidiaries or any of their respective stockholders, and any right to assert that such actions constitute a conflict of interest by such Exempted Persons with respect to the Corporation, its subsidiaries or any of their respective stockholders.

C. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article ~~Eleventh~~NINTH, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially or legally able or contractually permitted to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

D. Limitation of Director Liability. To the fullest extent permitted by law, no amendment or repeal of this Article ~~Eleventh~~NINTH in accordance with the provisions hereof shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article ~~Eleventh~~NINTH shall not limit or eliminate any protections or defenses otherwise available to, or any rights to indemnification or advancement of expenses of, any director or officer of the Corporation under ~~this Second~~the Amended and Restated Certificate ~~of Incorporation~~, the Bylaws, any agreement between the Corporation and such officer or director, or any applicable law.

E. Deemed Notice. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article ~~Eleventh~~NINTH.

~~TWELFTH~~TENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ELEVENTH: If any provision or provisions of the Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Amended and Restated Certificate (including, without limitation, each portion of any sentence of the Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring

16

any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

~~THIRTEENTH: For as long as the Stockholders’ Agreement remains in effect, in the event of any conflict between the terms and provisions of this Second Amended and Restated Certificate of Incorporation and those contained in the Stockholders’ Agreement, the terms and provisions of the Stockholders’ Agreement shall govern and control, except as provided otherwise by mandatory provisions of the DGCL.~~

17

IN WITNESS WHEREOF, the Corporation has caused this ~~Second~~Third Amended and Restated Certificate of Incorporation to be signed by the undersigned officer on this ~~19th day of December, 2019~~[●].

~~By:~~	~~/s/ Christopher J. Weiler~~
~~Name:~~	~~Christopher J. Weiler~~
~~Title:~~	~~Chief Executive Officer and President~~

By:
Name:
Title:

18

ANNEX C

FAIRNESS OPINION

Ducera Securities LLC 11 Times Square New York, NY 10036 (212) 671-9700 DuceraPartners.com

STRICTLY CONFIDENTIAL

July 3, 2024

KLDiscovery Inc.
9023 Columbine Road
Eden Prairie, MN 55347
Attn: Special Review Committee
of the Board of Directors

Members of the Special Review Committee:

We understand that KLDiscovery Inc., a Delaware corporation (the “Company”), proposes to enter into a Transaction Support Agreement (together with the Schedules and Exhibits thereto, the “Agreement”) by and among the Company and its direct and indirect affiliated entities, the Consenting Term Loan Lenders, the Consenting Revolving Lenders, the Consenting Debenture Holders, the Sponsors, and the Consenting Stakeholders (in each case, as such term is defined in the Agreement), pursuant to which, among other things: (i) each Consenting Debenture Holder will enter into an Exchange Agreement, agreeing to exchange 100% of its respective Debentures for its pro rata share of New Common Stock, such that the Debenture Holders will own, in respect of their Debentures, not less than 96% of the outstanding KLD Common Stock (the “Exchange”); (ii) the Credit Agreement will be amended in form and substance consistent with the 1L Term Sheet to, among other things, extend its maturity date (the “1L Term Loan Extension”) and amend the Revolving Credit Facility (the “RCF Transaction”), and (iii) the Company or an affiliate thereof will receive a subordinated debt investment in form and substance consistent with a Term Sheet for Second Lien Loan Agreement (the “New Money Investment” and, together with the Exchange, the 1L Term Loan Extension and the RCF Transaction, the “Transaction”).

The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Special Review Committee of the Board of Directors of the Company has requested our opinion as to the fairness of the Transaction, from a financial point of view, to the Company, as of the date hereof.

For purposes of the opinion set forth herein, we have, among other things:

(i)
reviewed a draft of the Agreement, dated June 27, 2024 (the “Draft Agreement”);
(ii)
reviewed a draft of the Transaction Term Sheet (Exhibit A to the Agreement), dated as of June 26, 2024;

Letter to the Special Review Committee of KLDiscovery Inc. July 3, 2024

(iii)
reviewed a draft of the Exchange Agreement, dated as of July 1, 2024;
(iv)
reviewed a draft of the 1L Term Sheet, dated as of June 30, 2024;
(v)
reviewed a draft of the Term Sheet for Second Lien Loan Agreement, dated as of June 24, 2024;
(vi)
reviewed certain publicly available financial statements and other business and financial information relating to the Company, which we believed to be relevant;
(vii)
reviewed certain non-public historical financial statements and other non- public historical financial and operating data relating to the Company, prepared by the Company and furnished to us by management of the Company;
(viii)
reviewed certain non-public projected financial data relating to the Company, prepared by the Company and furnished to us by management of the Company;
(ix)
reviewed and discussed the past and current business, operations, current financial condition and financial projections of the Company with its financial advisors and with its management (including their views on the amounts, timing, risks, achievability and uncertainties of attaining such projections);
(x)
reviewed the Company’s prior projected financial data and the Company’s actual performance for the periods referenced in such projected financial data;
(xi)
discussed the prior sales processes undertaken on behalf of the Company with its advisors and with management;
(xii)
compared the financial performance and valuation metrics of the Company with those of certain publicly traded companies which we believed to be relevant;
(xiii)
reviewed the financial terms, to the extent publicly available, of selected business combination transactions; and
(xiv)
performed such other studies, analyses and examinations and considered such other factors which we believed to be appropriate.

In arriving at our opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the financial and other information supplied or otherwise made available to, discussed with, or reviewed by us (including information that is available from generally recognized public sources), and we assume no liability therefor. We have further assumed, with your consent, that all of the information furnished by management of the Company for purposes of our analysis is accurate in all material respects as of the date hereof (except to the extent superseded by other information provided prior to the date hereof) and does not contain any material omissions or misstatement of material facts. With respect to the projected financial data relating to the Company referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and

Letter to the Special Review Committee of KLDiscovery Inc. July 3, 2024

good faith judgments of management of the Company as to the future financial performance of the Company. We express no view as to any projected financial data relating to the Company, or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the final Agreement will not differ from the Draft Agreement reviewed by us, and that all conditions to the consummation of the Transaction will be satisfied without material waiver, modification or delay. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, the contemplated benefits expected to be derived in the proposed Transaction or the consummation of the Transaction.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Transaction, from a financial point of view, to the Company, as of the date hereof. We have not been asked to express, and we do not express any view on, and our opinion does not address, the fairness of the proposed Transaction to, or any consideration received in connection therewith by, the holders of any indebtedness or securities of the Company. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Special Review Committee of the Board of Directors of the Company or to any other persons in respect of the Transaction. We express no opinion as to the price at which ordinary shares of the Company will trade at any time. We have not been asked to pass upon, and express no opinion with respect to, any tax or other consequences that may result from the Transaction. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Review Committee of the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services, which will become payable upon the rendering of this opinion. The Company has also agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. In connection with this engagement, we and our affiliates (collectively, “Ducera”) provided financial advisory services to the Company and its affiliates. During the two year period prior to the date hereof, no material relationship existed between Ducera and the Company pursuant to which compensation was received by Ducera. We may provide financial or other services to the Company or its affiliates in the future and in connection with any such services we may receive compensation.

Letter to the Special Review Committee of KLDiscovery Inc. July 3, 2024

In the ordinary course of business, Ducera provides investment banking and other advisory services to a wide range of entities and individuals, domestically and internationally, from which conflicting interests or duties may arise. In the ordinary course of such activities, Ducera may actively trade or otherwise effect transactions, for its own account and for the accounts of its clients, in debt or equity securities, or related derivative securities, or financial instruments (including bank loans or other obligations) of the Company or its affiliates, and accordingly Ducera may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein, is addressed to, and for the information and assistance of, the Special Review Committee of the Board of Directors of the Company in connection with its evaluation of the proposed Transaction. The issuance of this opinion has been approved by the fairness opinion committee of Ducera Securities LLC in accordance with the procedures for opinions as to fairness of Ducera Securities LLC.

This opinion may not be reproduced, summarized or referred to in any public document or given to any other person without our prior written consent.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

DUCERA SECURITIES LLC